KIRKLAND & ELLIS LLP
Citigroup Center
153 East 53rd Street
New York, New York 10022-4675
Telephone: (212) 446-4800
Facsimile: (212) 446-4900
Matthew A. Cantor (MC 7727)
Robert G. Burns (RB 0970)
Michael A. Cohen (MC 1277)

Counsel to the Debtor and Debtor in Possession

UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK
x
	:	Chapter 11
In re	:
:
NRG ENERGY, INC., et al.	:	Case No. 03-13024 (PCB)
:
Debtors.	:	(Jointly Administered)
:
x

THIS ORDER APPLIES TO THE DEBTORS WHOSE NAMES ARE MARKED WITH AN “X” BELOW:

X	All Debtors[1]	NRG Power Marketing Inc.
	NRG Energy, Inc.	NRG Capital LLC
	Arthur Kill Power LLC	NRG Finance Company I LLC
	Astoria Gas Turbine Power LLC	NRG Central U.S. LLC
	Berrians I Gas Turbine Power LLC	NRG Eastern LLC
	Big Cajun II Unit 4 LLC	NRGenerating Holdings (No. 23) B.V.
	Connecticut Jet Power LLC	NRG New Roads Holdings LLC
	Devon Power LLC	NRG Northeast Generating LLC
	Dunkirk Power LLC	NRG South Central Generating LLC
	Huntley Power LLC	Oswego Harbor Power LLC
	Louisiana Generating LLC	Somerset Power LLC
	Middletown Power LLC	South Central Generation Holding LLC
	Montville Power LLC	Norwalk Power LLC
	Northeast Generation Holding LLC	NRG McClain LLC

ORDER (1) CONFIRMING REORGANIZING DEBTORS’
SECOND AMENDED JOINT PLAN OF REORGANIZATION
PURSUANT TO CHAPTER 11 OF THE UNITED STATES BANKRUPTCY
CODE AND (2) AUTHORIZING NRG PLAN DEBTORS AND NON-NRG PLAN DEBTORS TO
ENTER INTO THE XCEL SETTLEMENT AGREEMENT AND APPROVING THE THIRD

[1]	As set forth in more detail below, this Confirmation Order shall apply only to the Debtors as it relates to the confirmation of the NRG Plan of Reorganization. The Debtors are NRG Energy, Inc., NRG Power Marketing, Inc., NRG Finance Company I LLC, NRGenerating Holdings (No. 23) B.V., and NRG Capital LLC. This Confirmation Order shall apply to the Debtors and the Non-NRG Plan Debtors as it relates to the authorization to enter into the Xcel Settlement Agreement and approving the third party releases in connection therewith, and the 9019 Motion.

PARTY RELEASES IN CONNECTION THEREWITH

     1.     NRG Energy, Inc., a Delaware corporation (“NRG”), NRG Power Marketing, Inc., a Delaware corporation (“PMI”), NRG Finance Company I LLC, a Delaware limited liability company (“NRG FinCo”), NRGenerating Holdings (No. 23) B.V., a Netherlands private company with limited liability (“NRGenerating”) and NRG Capital LLC, a Delaware limited liability company (“NRG Capital”), as debtors and debtors-in-possession (collectively, the “Debtors”) filed voluntary petitions for relief under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) on May 14, 2003 (the “Petition Date”);

     2.     On the Petition Date, the Debtors filed the Debtors’ Joint NRG Plan of Reorganization Pursuant to Chapter 11 of the United States Bankruptcy Code, which was subsequently modified and amended and is now the Debtors’ Second Amended Joint Plan of Reorganization Pursuant to Chapter 11 of the Bankruptcy Code, dated October 10, 2003, attached hereto as Exhibit A (as the same may be subsequently modified and amended, the “NRG Plan”);

     3.     The Debtors filed with the Bankruptcy Court their Third Amended Disclosure Statement for Debtors’ Second Amended Joint Plan of Reorganization Pursuant to Chapter 11 of the Bankruptcy Code, dated October 10, 2003, (as the same may be subsequently modified and amended, the “NRG Disclosure Statement”), which was approved by the Bankruptcy Court pursuant to that certain order dated October 14, 2003 (the “Solicitation Procedures Order”);

     4.     The Debtors distributed the NRG Plan and the NRG Disclosure Statement to all holders of Claims against the Debtors in Classes 2, 3, 4, 5, 6, together with a solicitation of votes to accept or reject the NRG Plan, beginning on or about October 14, 2003, consistent with the

Solicitation Procedures Order;2

     5.     On October 15, 2003, October 17, 2003, October 28, 2003, November 11, 2003, November 18, 2003, and November 20, 2003, the Debtors filed various documents comprising the NRG Plan Supplement (the “NRG Plan Supplement”);

     6.     On October 23, 2003, the NRG Plan Debtors and the Non-NRG Plan Debtors3 filed a “Motion of Debtors for an Order Authorizing them to Enter Into the Xcel Settlement Agreement and Approving Third Party Releases in Connection Therewith,” pursuant to Rule 9019(a) of the Bankruptcy Rules (the “9019 Motion”), and served the 9019 Motion to all of their respective creditors;

     7.     The Debtors filed on November 18, 2003 their Memorandum Of Law In Support Of Confirmation Of The Debtors’ Second Amended Joint Plan Of Reorganization Pursuant To Chapter 11 Of Bankruptcy Code (the “NRG Plan Confirmation Brief”), together with an exhibit thereto in support of the NRG Plan Confirmation Brief (the “NRG Confirmation Support Exhibit”);

     8.     This Court set November 21, 24, and 25, 2003, at 2:30 p.m., eastern standard time as the date and time of a hearing pursuant to Rules 3017 and 3018 of the Federal Rules of Bankruptcy Procedure (the “Bankruptcy Rules”) and sections 1126, 1128 and 1129 of the Bankruptcy Code to consider the confirmation of the NRG Plan and approval of the 9019 Motion

[2]	Capitalized terms not defined herein and not otherwise defined in the NRG Plan shall have those meanings ascribed to them in the NRG Plan Confirmation Brief. The rules of interpretation set forth in Article I.A of the NRG Plan shall apply to these Findings of Fact, Conclusions of Law and Confirmation Order (this “Confirmation Order”). If there is any direct conflict between the terms of the NRG Plan, the NRG Plan Supplement and the terms of this Confirmation Order, the terms of this Confirmation Order shall control.

[3]	The Non-NRG Plan Debtors are Arthur Kill Power LLC, Astoria Gas Turbine Power LLC, Connecticut Jet Power LLC, Devon Power LLC, Dunkirk Power LLC, Huntley Power LLC, Middletown Power LLC, Montville Power LLC, Northeast Generation Holding LLC, Norwalk Power LLC, NRG Eastern LLC, NRG Northeast Generating LLC, Oswego Harbor Power LLC, Somerset Power LLC, Big Cajun II Unit 4 LLC, Louisiana Generating LLC, NRG Central U.S. LLC, NRG New Roads Holdings LLC, NRG South Central Generating LLC, South Central Generation Holding LLC, LSP-Nelson Energy, LLC, McClain LLC NRG Nelson Turbines LLC, and Berrians I Gas Turbine Power LLC.

(the “Confirmation Hearing”);

     9.     Objections to confirmation of the NRG Plan and the 9019 Motion have been filed, and each such objection has been resolved, withdrawn or overruled;

     10.     This Court has reviewed the NRG Plan, NRG Disclosure Statement, the 9019 Motion, the NRG Plan Confirmation Brief, the NRG Confirmation Support Exhibit, the NRG Plan Supplement, and all filed pleadings, exhibits, statements and comments regarding confirmation; this Court having heard the statements of counsel in respect of confirmation; this Court having considered all testimony, documents and affidavits regarding confirmation;

     11.     This Confirmation Order is divided into two parts: (I) Findings of Fact and Conclusions of Law and (II) the Confirmation Order;

     12.     After due deliberation thereon and good cause appearing therefore, this Court hereby makes and issues the following Findings of Fact, Conclusions of Law and Orders:4

I.
FINDINGS OF FACT AND CONCLUSIONS OF LAW

A.	Jurisdiction and Venue

          a) On the Petition Date, each Debtor commenced a Chapter 11 Case by filing a voluntary petition for relief under chapter 11 of the Bankruptcy Code. The Debtors were and are qualified to be debtors under section 109 of the Bankruptcy Code. Venue in the Southern District of New York was proper as of the Petition Date and continues to be proper. Confirmation of the NRG Plan is a core proceeding under 28 U.S.C. § 157(b)(2). This Bankruptcy Court has subject matter jurisdiction over this matter pursuant to 28 U.S.C. § 1334; and the Bankruptcy Court has exclusive jurisdiction (i) to determine whether the NRG Plan complies with the applicable provisions of the Bankruptcy Code and should be confirmed and (ii) to grant the 9019 Motion.

[4]	This Confirmation Order constitutes this Court’s findings of fact and conclusions of law under Fed. R. Civ. P. 52, as made applicable by Bankruptcy Rules 7052 and 9014. Any and all findings of fact shall constitute findings of fact even if they are stated as conclusions of law, and any and all conclusions of law shall constitute

B.	Modifications to the NRG Plan

               b) The modifications to the NRG Plan set forth in the NRG Plan Confirmation Brief and at the end of this paragraph (b) are consistent with all of the provisions of the Bankruptcy Code, including, but not limited to, Sections 1122, 1123, 1125 and 1127 of the Bankruptcy Code and Bankruptcy Rule 3019. The modifications to the NRG Plan are hereby approved, pursuant to Section 1127(a) of the Bankruptcy Code and Bankruptcy Rule 3019. Pursuant to the first two sentences of this section (b), the following modifications to the NRG Plan are approved:

•	Exhibit M to the NRG Plan has been modified to reflect the fact that the Reinstated Intercompany Balance owing from NRG Power Marketing Inc. to LSP-Kendall Energy, LLC is $1,593, 089 and not the $2,350, 142 currently listed.

•	Section 13.2 of the NRG Plan has been modified as indicated by the blacklined text below:

Unless released pursuant to Section 9.3 hereof, as of ninety (90) days after the Effective Date, any and all avoidance claims accruing to the Debtors under sections 502(d), 544, 545, 547, 548, 549, 550, 551 and 553 of the Bankruptcy Code and not then pending, shall be extinguished.

•	The last sentence of Section 13.3 of the NRG Plan has been modified as indicated by the blacklined text below:

Except as otherwise provided herein, (i)as of the Confirmation Date, all such Claims against and Equity Interests in the Debtors shall be satisfied, discharged and released in full and (ii)all Persons and Governmental Entities shall be precluded from asserting against the Debtors, its successors, or its assets or properties any other or further Claims or Equity Interests based upon any act or omission, transaction or other activity of any kind or nature that ~~occurred or~~ gave rise to a debt prior to the Confirmation Date.

C.	Solicitation Procedures Order

               c) On October 14, 2003, this Court entered the Solicitation Procedures Order that, among other things: (a) approved the NRG Disclosure Statement as containing adequate information within the meaning of section 1125 of the Bankruptcy Code and Bankruptcy Rule 3017; (b) fixed November 12, 2003 as the Voting Deadline for voting to accept or reject the NRG Plan; (c) fixed November 21, 2003, at 2:30 p.m., eastern standard time, as the date and time for the commencement of the Confirmation Hearing; (d) fixed November 12, 2003 as the objection deadline and procedures for conclusions of law even if they are stated as findings of fact.

objecting to the NRG Plan; (e) approved the form and method of notice of the Confirmation Hearing (the “Confirmation Hearing Notice”), and (f) fixed September 29, 2003 as the Voting Record Date.

D.	Publication of Confirmation Hearing Notice and 9019 Motion

          d) The Debtors published the Confirmation Hearing Notice once each in the national editions of The Wall Street Journal, The Financial Times, and The New York Times, and in the Star Tribune (Minneapolis-St. Paul) and the St. Paul Pioneer Press all on October 29, 2003.

          e) The Debtors published notice of the hearing on the 9019 Motion once each in the national editions of The Wall Street Journal, The Financial Times, and The New York Times, and in the Star Tribune (Minneapolis-St. Paul) and the St. Paul Pioneer Press all on November 6, 2003.

E.	Voting Report

          f) On November 17, 2003, the Debtors filed with the Bankruptcy Court reports from the Debtor’s Balloting Agent and Claims Agent certifying the method and results of the Ballot tabulation for each of the voting Classes to accept or reject the NRG Plan (collectively, the “Voting Report”).

          g) All procedures used to distribute solicitation materials to the applicable holders of Claims and Equity Interests and to tabulate the Ballots were fair and conducted in accordance with the Solicitation Procedures Order, the Bankruptcy Code, the Bankruptcy Rules, the local rules of the Bankruptcy Court for the Southern District of New York, and all other applicable rules, laws and regulations.

          h) As evidenced by the Voting Report, pursuant to sections 1124 and 1126 of the Bankruptcy Code, all Impaired Classes entitled to vote on the NRG Plan have voted to accept the NRG Plan.

F.	Judicial Notice

          i) The Bankruptcy Court takes judicial notice of the docket of the Chapter 11 Cases maintained by the Clerk of the Court and/or its duly appointed agent, including, without limitation, all pleadings and other documents on file, all orders entered, and all evidence (that was not subsequently withdrawn) and arguments made, proffered or adduced at the hearings held before the Bankruptcy Court during the pendency of the Chapter 11 Cases. The Bankruptcy Court admits into evidence the documents listed in the NRG Confirmation Support Exhibit and the Exhibits to the 9019 Motion. Resolutions of objections to confirmation or to the 9019 Motion explained on the record at the Confirmation Hearing are hereby incorporated by reference.

G.	Transmittal and Mailing of Materials; Notice

          j) Due, adequate and sufficient notice of the NRG Disclosure Statement and NRG Plan and of the Confirmation Hearing, along with all deadlines for voting on or objecting to the NRG Plan, has been given to (a) all known creditors and holders of Equity Interests; (b) parties that requested notice in accordance with Bankruptcy Rule 2002; (c) all parties to unexpired leases and executory contracts with the Debtors, and (d) all taxing authorities listed on the Debtors’ Schedules or in the Debtors’ Claims database, in accordance with the procedures set forth in the Solicitation Procedures Order, in substantial compliance with Bankruptcy Rules 2002(b), 3017 and 3020(b) and the Solicitation Procedures Order, and such transmittal and service were adequate and sufficient. Adequate and sufficient notice of the Confirmation Hearing, as continued from time-to-time, and other bar dates and hearings described in the Solicitation Procedures Order was given in compliance with the Bankruptcy Rules and Solicitation Procedures Order, and no other or further notice is or shall be required.

          k) Due, adequate and sufficient notice of the 9019 Motion and the hearing thereon, along with the deadline for objecting to the 9019 Motion has been given to (a) all known creditors and holders of Equity Interests against the NRG Plan Debtors and the Non-NRG Plan Debtors; and (b) all parties that requested notice in accordance with Bankruptcy Rule 2002; and such transmittal and service were adequate and sufficient, and no other or further notice is or shall be required.

H.	Burden of Proof

          l) The Debtors, as proponents of the NRG Plan, have met their burden of proving the elements of section 1129 of the Bankruptcy Code by a preponderance of the evidence, which is the applicable evidentiary standard in this Court. The Bankruptcy Court also finds that the Debtors have satisfied the elements of section 1129 of the Bankruptcy Code by clear and convincing evidence.

          m) The Debtors, as proponents of the 9019 Motion, have met their burden of proving the elements of the compromise and settlement set forth in the 9019 Motion.

I.	The NRG Plan Complies with the Applicable Provisions of the Bankruptcy Code

          n) The NRG Plan complies with all applicable provisions of the Bankruptcy Code as required by section 1129(a)(1) of the Bankruptcy Code, including, without limitation, sections 1122 and 1123.

13.	The NRG Plan Satisfies the Classification Requirements of 11 U.S.C. § 1122 By Placing Only Substantially Similar Claims or Equity Interests in Each Class

          o) The classification of Claims and Equity Interests under the NRG Plan is proper under the Bankruptcy Code. Pursuant to sections 1122 and 1123(a)(1) of the Bankruptcy Code, Article IV of the NRG Plan provides for the separate classification of Claims and Equity Interests into 13 Classes, based on differences in the legal nature and/or priority of such Claims and Equity Interests (other than Administrative Claims and Priority Tax Claims (which are addressed in Article III of the NRG Plan).5 As required by section 1122(a) of the Bankruptcy Code, each Class of Claims and Equity Interests contains only Claims or Equity Interests that are substantially similar to the other Claims or Equity Interests within that Class.

14.	The NRG Plan Satisfies the Mandatory Plan Requirements of 11 U.S.C. § 1123(a)

          p) The NRG Plan fully complies with each requirement of section 1123(a)(1)-(7) of the Bankruptcy Code, as follows:

i.	Section 1123(a)(1). Article IV of the NRG Plan designates each Class of Claims and Equity Interests, as required by section 1123(a)(1) of the Bankruptcy Code.

ii.	Section 1123(a)(2) and (3). Article IV of the NRG Plan specifies the unimpaired Classes of Claims and Equity Interests and the treatment of each Class of Claims and Equity Interests that are Impaired, in accordance with sections 1123(a)(2) and 1123(a)(3) of the Bankruptcy Code, respectively.

iii.	Section 1123(a)(4). The treatment of each Claim or Equity Interest within a Class is the same as the treatment of each other Claim or Equity Interest in that Class, unless the Holder of a Claim or Equity Interest agrees to less favorable treatment

[5]	The Administrative Claims and the Priority Tax Claims are not required to be designated pursuant to section 1123(a)(1) of the Bankruptcy Code. 11 U.S.C. § 1123(a)(1).

on account of its Claim or Equity Interest. In particular, each holder of a Claim in Class 5 electing to release the Released Parties on any Ballot has specifically consented to such release and to receive only its Pro Rata Share of the Release-Based Amount in exchange for such Ballot release and has therefore agreed to the treatment of its claim proposed in the NRG Plan for the purposes of section 1123(a)(4) of the Bankruptcy Code.

iv.	Section 1123(a)(5). Article VIII of the NRG Plan and various other provisions of the NRG Plan set forth the means for implementation of the NRG Plan. These provisions relate to, among other things, (a) the continued corporate existence of the Reorganized Debtors (Article 8.1); (b) the vesting of assets in the Reorganized Debtors (Article 8.1); (c) the cancellation of existing securities and agreements (Article 6.8); (d) the distribution of new securities (Articles 2.1, 2.2 and 2.3) and the execution of related documents (Article 8.3); (e) the implementation and assumption of certain management retention programs and management contracts (Article 8.2(d)); (g) filing of a new charter and by-laws (Article 8.2(a)); (h) the selection of a new Board of Directors for Reorganized NRG (Article 8.2(b)); (i) generally allowing for all corporate action necessary to effectuate the NRG Plan (Article 8.2(c)); (j) liquidation of NRG FinCo and NRG Capital (Article 8.8); and (k) providing for the payment of any retiree benefits (Article 7.6).

v.	Section 1123(a)(6). Article 8.2(a) of the NRG Plan sets forth provisions to provide for the amendment of each Reorganized Debtor’s certificate of incorporation to be an Amended and Restated Certificate of Incorporation, as necessary to satisfy the provisions of the NRG Plan and the Bankruptcy Code, to ensure compliance with section 1123(a)(6) of the Bankruptcy Code. Moreover, Article 16 of the Amended and Restated Certificate of Incorporation, filed with the Plan Supplement, prohibits the issuance of non-voting equity securities, as required by section 1123(a)(6) of the Bankruptcy Code.

vi.	Section 1123(a)(7). The NRG Plan complies with section 1123(a)(7) of the Bankruptcy Code because the identity and affiliations of all individuals or entities proposed to serve on or after the Effective Date as executive officers and directors of the Reorganized Debtors have been disclosed.

15.	The Discretionary Contents of the NRG Plan Comply with Section 1123(b) of the Bankruptcy Code

        q) The NRG Plan contains various provisions that may be construed as discretionary, but are not required. Such discretionary provisions are not inconsistent in any way with the applicable provisions of the Bankruptcy Code.

J.	The Debtors Have Complied Fully With The Applicable Provisions Of The Bankruptcy Code

          r) The Debtors, as proponents of the NRG Plan, have complied with all applicable provisions of the Bankruptcy Code as required by section 1129(a)(2) of the Bankruptcy Code, including, without limitation, sections 1125 and 1126 and Bankruptcy Rules 3017, 3018 and 3019.

          s) Votes for acceptance and rejection and/or any other election on the NRG Plan as provided for on the Ballots were solicited in good faith and complied with sections 1125 and 1126 of the Bankruptcy Code, Bankruptcy Rules 3017 and 3018, the Solicitation Procedures Order, the NRG Disclosure Statement, the Bankruptcy Code, the Bankruptcy Rules, the local rules of the Bankruptcy Court for the Southern District of New York, and all other applicable rules, laws and regulations.

          t) The Debtors, the Committee, the Global Steering Committee, the Noteholder Group and their respective present and former members, officers, directors, employees, advisors, attorneys, and agents have solicited votes on the NRG Plan in good faith and in compliance with the applicable provisions of the Solicitation Procedures Order, the NRG Disclosure Statement, the Bankruptcy Code, the Bankruptcy Rules, the local rules of the Bankruptcy Court for the Southern District of New York, and all other applicable rules, laws and regulations and are entitled to the protections afforded by section 1125(e) of the Bankruptcy Code and the exculpation provisions set forth in Articles 9.3 and 15.3 of the NRG Plan.

1.	The Debtors Have Complied with Section 1125 of the Bankruptcy Code

          u) The Debtors are proper debtors under section 109 of the Bankruptcy Code and proper proponents of the NRG Plan under section 1121(a) of the Bankruptcy Code.

          v) After notice and a hearing held on June 30, 2003, this Court, on October 14, 2003 approved the NRG Disclosure Statement pursuant to section 1125 of the Bankruptcy Code as containing “adequate information” of a kind and in sufficient detail to enable hypothetical, reasonable investors typical of the Debtors’ creditors to make an informed judgment whether to accept or reject the NRG Plan.

          w) The NRG Disclosure Statement, (which includes as an exhibit a copy of the NRG Plan), together with the additional solicitation materials approved by the Bankruptcy Court in the

Solicitation Procedures Order, were transmitted to each creditor in Class 2, 3, 4, 5 and 6, that was entitled to vote to accept or reject the NRG Plan, as well as to other parties in interest in these cases, in compliance with section 1125 of the Bankruptcy Code and the Solicitation Procedures Order. In addition, creditors and equity interest holders in Classes 1, 7, 8A, 8B, 9, 10, 11 and 12 that were not entitled to vote to accept or reject the NRG Plan were provided with certain non-voting materials approved by the Bankruptcy Court in compliance with the Solicitation Procedures Order.

          x) The Debtors did not solicit the acceptance or rejection of the NRG Plan by any creditor or equity interest holder prior to the approval and transmission of the NRG Disclosure Statement. Votes to accept or reject the NRG Plan were only solicited by the Debtors and/or their agents after disclosure to holders of Claims or Interests of adequate information as defined in section 1125(a) of the Bankruptcy Code, and in compliance with the applicable requirements of the Public Utility Holding Company Act.

2.	The Debtors Have Complied with Section 1126 of the Bankruptcy Code

          y) The NRG Plan has been accepted by creditors holding in excess of two-thirds in amount and one-half in number of the Allowed Claims voted in each Impaired Class entitled to vote.

          z) Class 7 (Unsecured Noncontinuing Debtor Subsidiary Claims), Class 8A (NRG Cancelled Intercompany Claims), Class 9 (NRG Old Common Stock), Class 11 (Securities Litigation Claims) and Class 12 (Noncontinuing Debtor Subsidiary Common Stock) will receive no recoveries under, and thus are deemed to have rejected, the NRG Plan. Nevertheless, as set forth below, pursuant to section 1129(b) of the Bankruptcy Code, the NRG Plan may be confirmed over the deemed rejections of Classes 7, 8A, 9, 11 and 12 because the NRG Plan does not discriminate unfairly and is fair and equitable with respect to each such Class. See 11 U.S.C. § 1129(b).

          aa) Based upon the foregoing, the requirements of section 1129(a)(2) of the Bankruptcy Code have been satisfied.

3.	The Debtors Have Complied with Section 1145 of the Bankruptcy Code

          bb) In accordance with section 1145 of the Bankruptcy Code, the offering, issuance and distribution of the New NRG Common Stock, the New NRG Senior Notes and the Xcel Note (collectively, the “NRG Reorganization Securities”), and the reallocation of the NRG Reorganization Securities pursuant to the Reallocation Procedures set forth in Section V of the NRG Plan, will be (i) made pursuant to the NRG Plan by NRG, as a debtor, (ii) issued to Persons that hold Claims against or Equity Interests in the Debtors and (iii) issued in exchange for the recipients’ Claims against or Equity Interests in the Debtors. The offering, issuance and distribution of all of the NRG Reorganization Securities under the NRG Plan when issued or distributed as provided in the NRG Plan, will be duly authorized, validly issued and, if applicable, fully paid and nonassessable. In addition, under section 1145 of the Bankruptcy Code, to the extent, if any, that the above-listed items constitute “securities” (a) the offering of such items is exempt and the issuance and distribution of such items will be exempt from Section 5 of the Securities Act and any State or local law requiring registration prior to the offering, issuance, distribution, or sale of securities and (b) all of the above-described items will be freely tradeable by the recipients thereof, subject to (i) the provisions of section 1145(b)(1) of the Bankruptcy Code relating to the definition of an underwriter in Section 2(a)(11) of the Securities Act, and compliance with any rules and regulations of the SEC, if any, applicable at the time of any future transfer of such securities or instruments; (ii) the restrictions, if any, on the transferability of such securities and instruments; and (iii) applicable regulatory approval.

          cc) The Debtors, the Committee, the Global Steering Committee, the Noteholder Group and their respective present and former members, officers, directors, employees, advisors, attorneys, and agents have participated in good faith and in compliance with the applicable provisions of the Bankruptcy Code with regard to the offering, issuance and distribution of the NRG Reorganization Securities under the NRG Plan, and therefore are not, and on account of such distributions will not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the NRG Plan or such distributions made pursuant to the NRG Plan.

K.	The NRG Plan Has Been Proposed in Good Faith and Not By Any Means Forbidden by Law (Section 1129(a)(3) of the Bankruptcy Code

1.	Section 1129(a)(3)—The NRG Plan Was Proposed in Good Faith

          dd) The Debtors have proposed the NRG Plan in good faith and not by any means forbidden by law. The NRG Plan was proposed with honesty and good intentions and with a basis for expecting that a reorganization can be effected. In determining that the NRG Plan has been proposed in good faith, the Bankruptcy Court has examined the totality of the circumstances surrounding the filing of the Chapter 11 Cases, the NRG Plan itself, and the process leading to its formulation. See Bankruptcy Rule 3020(b). The Chapter 11 Cases were filed, and the NRG Plan was proposed, with the legitimate purpose of allowing the Debtors to reorganize and emerge from bankruptcy with a capital structure that will allow them to satisfy their obligations with sufficient liquidity and capital resources.

2.	The NRG Plan has not been proposed by any means prohibited by law

          ee) The NRG Plan has not been proposed by any means prohibited by law.

L.	The NRG Plan Provides For Bankruptcy Court Approval Of Certain Administrative Payments (Section 1129(a)(4) of the Bankruptcy Code)

          ff) The procedures set forth in the NRG Plan for the Bankruptcy Court’s review and ultimate determination of the fees and expenses to be paid by the Debtors satisfy the objectives of section 1129(a)(4) of the Bankruptcy Code. The NRG Plan complies in all respects with Section 1129(a)(4) of the Bankruptcy Code.

M.	The Debtors Have Properly Disclosed the Identity of Proposed Officers and Directors, Compensation of Insiders and Consistency of Management Proposals with the Interests of Creditors and Public Policy(Section 1129(a)(5) of the Bankruptcy Code)

          gg) Pursuant to section 1129(a)(5) of the Bankruptcy Code, the Debtors have disclosed the identity of the proposed directors and officers of the Reorganized Debtors following confirmation of the NRG Plan and the identity and compensation of insiders who will be employed or retained by the Reorganized Debtors in the NRG Plan Supplement.

N.	The NRG Plan Does Not Contain any Rate Changes Subject to the Jurisdiction Of any Governmental Regulatory Commission and Will Not Require Governmental Regulatory Approval (Section 1129(a)(6) of the Bankruptcy Code)

          hh) The NRG Plan does not contain any rate changes subject to the jurisdiction of any governmental regulatory commission and will not require governmental regulatory approval. Accordingly, Section 1129(a)(6) of the Bankruptcy Code is not applicable to these Chapter 11 Cases.

O.	The NRG Plan is in the Best Interests of All Creditors of and Equity Interest Holders in the Debtors (Section 1129(a)(7) of the Bankruptcy Code)

          ii) The NRG Plan satisfies the so-called “best interests of creditors test” set forth in Section 1129(a)(7) of the Bankruptcy Code, as follows:

           jj) The liquidation analysis annexed to the NRG Disclosure Statement as Exhibit B, and the other evidence related thereto that was proffered or adduced at or prior to, or in affidavits in connection with, the Confirmation Hearing, is reasonable. The methodology used and assumptions made in the liquidation analysis, as supplemented by the evidence proffered or adduced at or prior to, or in affidavits filed in connection with, the Confirmation Hearing, are reasonable.

          kk) With respect to each Impaired Class, each Holder of an Allowed Claim or Equity Interest in such Class has accepted the NRG Plan or will receive under the NRG Plan on account of such Claim or Equity Interest property of a value, as of the Effective Date, that is not less than the amount such Holder would receive if the Debtors were liquidated on the Effective Date under Chapter 7 of the Bankruptcy Code.

P.	The NRG Plan Has Been Accepted By Impaired Classes (Section 1129(a)(8) of the Bankruptcy Code)

          ll) As indicated in Article IV of the NRG Plan, the following Classes are Unimpaired and conclusively presumed to have accepted the NRG Plan:

Description of Class	Class Designation

Unsecured Priority Claims	Class 1
NRG Reinstated Intercompany Claims	Class 8B
PMI Old Common Stock	Class 10

          mm) As indicated in the Voting Report every Impaired Class that was entitled to vote has voted to accept the NRG Plan. The following Impaired Classes voted in favor of the NRG Plan:

Description of Class	Class Designation

Convenience Claims	Class 2
Secured Claims Against Non-Continuing Debtor Subsidiaries	Class 3
Miscellaneous Secured Claims	Class 4
NRG Unsecured Claims, including NRG Terminated Guaranty Claims	Class 5
PMI Unsecured Claims	Class 6

          nn) Because the NRG Plan provides that the Classes listed below will not receive any distribution or retain any property under the NRG Plan, they are “Deemed Rejected Classes” and are deemed to have rejected the NRG Plan pursuant to section 1126(g) of the Bankruptcy Code:

Description of Class	Class Designation

Unsecured Noncontinuing Debtor Subsidiary Claims	Class 7
NRG Cancelled Intercompany Claims (set forth in Exhibit L)	Class 8A
NRG Old Common Stock	Class 9
Securities Litigation Claims	Class 11
Noncontinuing Debtor Subsidiary Common Stock	Class 12

Q.	The NRG Plan Provides For The Statutorily Mandated Treatment Of Administrative And Priority Tax Claims (Section 1129(a)(9) of the Bankruptcy Code)

          oo) The treatment of Administrative Expense Claims, Priority Tax, and Other Priority Claims under Articles 3.1, and 3.3 of the NRG Plan satisfies the requirements of section 1129(a)(9) of the Bankruptcy Code. The NRG Plan complies in all respects with Section 1129(a)(9) of the Bankruptcy Code.

R.	At Least One Impaired Class of Claims Has Accepted the NRG Plan, Excluding The Acceptances of Insiders (Section 1129(a)(10) of the Bankruptcy Code)

          pp) Each Impaired Class, other than the Deemed Rejected Classes, has voted to accept the NRG Plan. Accordingly, section 1129(a)(10) of the Bankruptcy Code has been satisfied in all respects.

S.	The NRG Plan Is Not Likely to Be Followed By Liquidation Or The Need For Further Financial Reorganization (Section 1129(a)(11) of the Bankruptcy Code)

          qq) Based upon the Five Year Consolidated Projections, Exhibit C to the NRG Disclosure (the “Projections”), evidence proffered or adduced at, or prior to, or in affidavits filed in connection with the Confirmation Hearing, the NRG Plan is feasible and confirmation of the NRG Plan is not likely to be followed by the liquidation, or the need for further financial reorganization, of the Debtors (except as otherwise provided in the Plan for NRG FinCo NRG Capital and the liquidation of any of their related entities), the Reorganized Debtors or any successor to the Reorganized Debtors under the NRG Plan. Furthermore, the Reorganized Debtors will have adequate capital to meet their ongoing obligations. Accordingly, the NRG Plan satisfies the requirements of section 1129(a)(11) of the Bankruptcy Code.

T.	The NRG Plan Provides For The Payment Of All Fees Under 28 U.S.C. § 1930 (Section 1129(a)(12) of the Bankruptcy Code)

          rr) Article 15.6 of the NRG Plan provides for the payment of all fees payable under 28 U.S.C. § 1930(a). The Debtors have adequate means to pay all such fees. The NRG Plan satisfies the requirements of section 1129(a)(12) of the Bankruptcy Code.

U.	The NRG Plan Adequately and Properly Treats Retiree Benefits (Section 1129(a)(13) of the Bankruptcy Code)

          ss) Article 7.6 of the NRG Plan provides that payments, if any, due to any Person for the purpose of providing or reimbursing payments for retired employees and their spouses and dependents for medical, surgical or hospital care benefits, or benefits in the event of sickness, accident, disability or death under any plan, fund or program (through the purchase of insurance or otherwise) maintained or established in whole or in part by the Debtors prior to the Petition Date shall be continued for the duration of the period the Debtors have obligated themselves to provide such benefits. The NRG Plan satisfies the requirements of section 1129(a)(13) of the Bankruptcy Code.

V.	Confirmation of NRG Plan Over Nonacceptance of Impaired Class (Section 1129(b) of the Bankruptcy Code)

          tt) Pursuant to section 1129(b)(1) of the Bankruptcy Code, because all of the Impaired Classes entitled to vote have voted to accept the NRG Plan, the NRG Plan may be confirmed notwithstanding the existence of the Deemed Rejected Classes. All of the requirements of section 1129(a) of the Bankruptcy Code other than section 1129(a)(8) have been met. All Classes of Impaired Claims entitled to vote have voted to accept the NRG Plan other than the Deemed Rejected Classes.

1.	The NRG Plan Does Not Discriminate Unfairly With Respect to Impaired Classes that Have Not Voted to Accept the NRG Plan

          uu) The NRG Plan does not discriminate unfairly with respect to Impaired Classes that have not voted to accept the NRG Plan.

2.	The NRG Plan is Fair and Equitable With Respect to Impaired Classes That Are Deemed to Reject the NRG Plan

          vv) With respect to the Deemed Rejected Classes, no holders of Claims or Interests subordinate to the holders of the Claims and Interests in the Deemed Rejected Classes will receive or retain any property under the NRG Plan. Accordingly the requirements of sections 1129(b)(2)(B)(ii) and 1129(b)(2)(C)(ii) are satisfied with respect to the Deemed Rejected Classes, and the NRG Plan is fair and equitable with respect to such Deemed Rejected Classes.

          ww) Pursuant to section 1129(b) of the Bankruptcy Code, the Bankruptcy Court finds that the NRG Plan is “fair and equitable” (as defined in section 1129(b) of the Bankruptcy Code) with respect to the Deemed Rejected Classes and the NRG Plan does not unfairly discriminate against such Deemed Rejected Classes.

          xx) Based on the foregoing, the NRG Plan satisfies the requirements of section 1129(b) of the Bankruptcy Code.

W.	Principal Purpose of the NRG Plan Is Not Avoidance of Taxes - (Section 1129(d) of the Bankruptcy Code)

          yy) No party in interest that is a governmental unit has requested that the Bankruptcy Court not confirm the NRG Plan on grounds that the principal purpose of the NRG Plan is the avoidance of taxes or the avoidance of the application of section 5 of the Securities Act of 1933, and the principal purpose of the NRG Plan is not such avoidance. Accordingly, the NRG Plan satisfies the requirements of section 1129(d) of the Bankruptcy Code.

X.	Preservation of Causes of Action

          zz) It is in the best interests of the creditors and Interest holders of the Debtors’ Estates that all Causes of Action not expressly waived, relinquished, released, compromised or settled in the NRG Plan or this Confirmation Order be retained by the Debtors (before the Effective Date) and the Reorganized Debtors (after the Effective Date) pursuant to the NRG Plan, to preserve the value of the Debtors’ Estates.

Y.	Xcel Settlement Agreement

          aaa) The terms and conditions of the Xcel Settlement Agreement and all related documents, including without limitation, the NRG Plan, the Release-Based Amount Agreement, the Employee Matters Agreement, the Tax Matters Agreement, the Xcel Note and all other agreements and documents contemplated by the Xcel Settlement Agreement or the Separate Bank Release Agreement (all such documents and agreements, including the Xcel Settlement Agreement, the “Xcel Documents”), all of which form the basis for the NRG Plan, are essential and integral to the NRG Plan, and the consideration to be provided by Xcel to the NRG global enterprise in accordance with the Xcel Settlement Agreement, in addition to the allocation of such consideration pursuant to the terms of the Xcel Settlement Agreement and the NRG Plan, is fair and reasonable value for the resolution of potential claims against the Released Parties by the Debtors, Non-NRG Plan Debtors and the creditors of the Debtors and Non-NRG Plan Debtors, including the releases and injunction of and for the benefit of the Released Parties from all NRG Released Causes of Action by the Debtors, Non-NRG Plan Debtors and the creditors of the Debtors and Non-NRG Plan Debtors as set forth in Sections 9.2 and 9.3 of the NRG Plan, paragraphs 37 and 38 of this Order and the 9019 Motion.

          bbb) The benefits of the Xcel Settlement Agreement to the Debtors, Non-NRG Plan Debtors and the estates and creditors of the Debtors and Non-NRG Plan Debtors include, among other things, (a) the aggregate payments of up to $640 million to NRG and its creditors and (b) the release of all Xcel Released Causes of Action (as defined in the Xcel Settlement Agreement). In addition, without approval of the Xcel Settlement Agreement in its entirety — including the releases and injunction set forth in Sections 9.2 and 9.3 of the NRG Plan and paragraphs 37 and 38 of this Order — the NRG Plan could not be confirmed. Accordingly, the Xcel Settlement Agreement is in the best interest of the Debtors, Non-NRG Plan Debtors and their respective estates and creditors.

          ccc) The releases and injunctions set forth in Sections 9.2 and 9.3 of the NRG Plan, and paragraphs 37 and 38 herein for the benefit of the Released Parties are, individually and collectively, (i) essential and integral to the Xcel Settlement Agreement which forms the basis of the NRG Plan and to the NRG Plan itself, (ii) necessary for the reorganization of the Debtors and the Non-NRG Plan Debtors, as applicable, and (iii) supported by reasonable consideration. The consideration provided by Xcel in accordance with the Xcel Settlement Agreement and in connection with the NRG Plan constitutes a critical financial contribution to the Debtors, Non-NRG Plan Debtors and their respective estates and creditors. Xcel has agreed to provide this consideration only if the releases of the Released Parties by all NRG Entities and the injunctions and releases of the Released Parties in the form set forth in Sections 9.2 and 9.3 of the NRG Plan are approved without alteration. Moreover, without the consideration from Xcel, the Debtors would be unable to make the proposed distributions to their creditors under the NRG Plan thereby reducing any recovery such creditors would receive on account of their respective Claims. Accordingly, the releases and injunctions for the benefit of the Released Parties set forth in Sections 9.2 and 9.3 of the NRG Plan and paragraphs 37 and 38 herein are essential components of the Debtors’ reorganization pursuant to the terms of the NRG Plan.

          ddd) The releases and injunctions set forth in the NRG Plan for the benefit of the Released Parties are necessary and appropriate under the circumstances of these chapter 11 cases, and the Bankruptcy Court has the power and authority to grant such releases and injunctions, pursuant to section 105(a) of the Bankruptcy Code because, among other things, the releases and injunctions (1) play an important part in the Debtors’ (as well as the Non-NRG Plan Debtors’) reorganization plan, (2) are essential to confirmation of the NRG Plan, (3) are essential to ensure the feasibility of the NRG Plan and provide necessary funding to the NRG Plan that would otherwise be unavailable absent such releases and injunctions, (4) are necessary to induce Xcel to enter into the Xcel Settlement Agreement and otherwise settle its claims with the Debtors and Non-NRG Plan Debtors and their creditors, as well as other NRG Entities and (5) are necessary to resolve finally all claims of the Debtors and Non-NRG Plan Debtors and their creditors, as well as of the other NRG Entities against Xcel and of Xcel against such entities so as to give finality to the NRG Plan, and, therefore, failure to grant such releases and injunctions would interfere with the NRG Plan and the reorganization of the Debtors and the Non-NRG Plan Debtors, as applicable.

          eee) In approving the settlements, compromises, releases, discharges and injunctions with respect to the Released Parties as set forth in the NRG Plan, the Bankruptcy Court has considered, among other things: (a) the nature of the claims potentially assertable by the Debtors and the Non-NRG Plan Debtors or their creditors, as well as by the other NRG Entities, against the Released Parties and potentially assertable by the Released Parties against such parties, including claims under the Support and Capital Subscription Agreement between NRG and Xcel dated May 29, 2002 (the “Capital Support Agreement”), claims relating to tax matters and service agreements and “veil piercing” or similar claims, (b) the balance of the likelihood of success of claims which might be asserted by the Debtors, the Non-NRG Plan Debtors or other claimants against the Released Parties against the likelihood of success of the defenses or counterclaims possessed by the Released Parties; (c) the complexity, cost and delay of litigation that would result in the absence of these settlements, compromises, releases, discharges and injunctions; (d) the lack of objections by, or the overruling of objections of, any creditor or party in interest to the settlements, compromises, releases, discharges and injunctions and the acceptance of the NRG Plan by an overwhelming majority of the holders of Claims, as set forth in the Voting Declaration; and (e) that the NRG Plan, which gives effect to the settlements, compromises, releases, discharges and injunctions, is the product of extensive arms’ length negotiations among the Debtors, the Committee, Xcel and the Global Steering Committee.

          fff) In connection with its evaluation of the Xcel Settlement Agreement and all of the other Xcel Documents, the Bankruptcy Court finds that such documents and agreements form a global settlement and resolution of a variety of claims between and among the parties, including the Released Parties, the Debtors and Non-NRG Plan Debtors and the creditors and creditor representatives of the

Debtors and Non-NRG Plan Debtors, and the other NRG Entities, and that such settlement, documents and agreements (1) were the product of intense and lengthy negotiations among the parties, which included representatives of approximately $5 billion in claims against NRG as well as certain other Debtors and Non-NRG Plan Debtors and (2) were carefully crafted, intricately structured and heavily negotiated among the parties so that each party is relying on each and every term and condition of the settlement without alteration, including, in the case of the Released Parties, the releases provided by the NRG Entities other than the Debtors, which was a material inducement to Xcel for the overall settlement and without which Xcel would not have tentatively agreed to the terms of the settlement.

          ggg) NRG negotiated the Xcel Settlement Agreement with Xcel on behalf of itself and all of its direct and indirect subsidiaries for the benefit of the entire NRG global enterprise. The Xcel Settlement Agreement provides a direct benefit to NRG and its creditors, as set forth above, and provides direct and indirect benefits to the rest of the Debtors, the Non-NRG Plan Debtors and their respective creditors. The Non-NRG Plan Debtors’ entry into the Xcel Settlement Agreement enables the Northeast and South Central Debtors to emerge from their chapter 11 cases quickly, pursuant to a chapter 11 plan that will pay their creditors in full. Each of the Non-NRG Plan Debtors also receives a direct benefit from the Xcel Settlement Agreement in the form of a release by Xcel of its claims against the Non-NRG Plan Debtors and their officers and directors.

          hhh) The assumption of the Assumed Agreements by certain of the Debtors, and the assumption of such other executory contracts or unexpired leases of any Debtor, if any, that Xcel and NRG mutually agree may be assumed (such other agreements, together with the Assumed Agreements, collectively, the “Xcel Assumed Agreements”), is within such Debtors’ sound business judgment and in the best interest of such Debtors, their respective estates and creditors. In addition, it is within the Debtors’ sound business judgment and in the best interest of the Debtors, their estates and creditors, to reject any executory contracts or unexpired leases between the Released Parties and the Debtors that are not Xcel Assumed Agreements.

          iii) All NRG Released Causes of Action, including without limitation, all veil piercing, alter ego and similar claims are the exclusive property of the Debtors or the Non-NRG Plan Debtors as the case may be pursuant to section 541 of the Bankruptcy Code.

          jjj) Any and all Claims and Causes of Action relating to, arising under, or in connection with the Capital Support Agreement (the “Support Agreement Claims”) are the sole and exclusive property of NRG in accordance with section 541 of the Bankruptcy Code and are not the property of (i) any creditor of NRG, (ii) any of the other NRG Entities or (iii) any creditor of any of the other NRG Entities.

          kkk) To facilitate the Xcel Settlement Agreement, Xcel will pay the Separate Bank Settlement Payment, pursuant to or in connection with the NRG Plan, to NRG on behalf of and in trust for the Separate Bank Settlement Group that will be concurrently paid by NRG to an escrow agent for the benefit of the Separate Bank Settlement Group in accordance with the Separate Bank Release Agreement. The Separate Bank Settlement Payment is the sole and exclusive property of Xcel until payment is made and thereafter will be property of the Separate Bank Settlement Group, and the Separate Bank Settlement Payment is not the property of (i) NRG, (ii) any creditor of NRG (other than the Separate Bank Settlement Group), (iii) any of the other NRG Entities or (iv) any creditor of any of the other NRG Entities other than the Separate Bank Settlement Group.

Z.	Refinancing[6]

          lll) The terms and conditions of the Commitment Letter, the Engagement Letter and the Fee Letter and the definitive financing documentation with respect to the Senior Credit Facilities and the High Yield Securities (or the Interim Loans) were entered into in good faith, are in the best interest of the Debtors, provide fair and reasonable financing terms and are, hereby ratified and approved.

[6]	The defined terms in this paragraph shall have the meaning ascribed to them in the “Motion Authorizing The Debtors To Enter Into A Commitment Letter Agreement For The Recapitalization Financing Facility And To Pay Fees And Expenses In Connection Therewith Pursuant To 11 U.S.C. §§ 105 And 363(B), And Shortening Notice Of The Motion” (the “Commitment Letter Motion”) and the Order pertaining thereto entered by the Bankruptcy Court on September 12, 2003 (the “Commitment Letter Order”), and in the Commitment Letter set forth in the Plan Supplement (the “Commitment Letter”).

          mmm) All fees, costs and expenses paid by the Debtors to the Arrangers, LCPI, the Investment Banks and the Lenders in connection with the Commitment Letter, the Engagement Letter, the Fee Letter, and the Recapitalization are ratified and approved.

AA.	Satisfaction of Conditions to Confirmation

          nnn) Each of the conditions precedent to the entry of this Confirmation Order, as set forth in Article 12.1 of the NRG Plan, has been satisfied or waived in accordance with the provisions of the NRG Plan.

BB.	Likelihood of Satisfaction of Conditions Precedent to Effectiveness

          ooo) Each of the conditions precedent to the Effective Date, as set forth in Article 12.2 of the NRG Plan, has been satisfied or waived in accordance with the provisions of the NRG Plan, or is reasonably likely to be satisfied.

II
ORDER

     BASED ON THE FOREGOING FINDINGS OF FACT, IT IS THEREFORE ORDERED, ADJUDGED AND DECREED THAT:

A.	Order

1.	This Confirmation Order shall serve as:

(i)	the Confirmation Order confirming the NRG Plan for NRG, PMI, NRG FinCo, NRGenerating, and NRG Capital; and

(ii)	the Order Authorizing the Debtors[7] And the Non-NRG Plan Debtors[8] To Enter Into The Xcel Settlement Agreement And Approving The Third Party Releases In Connection Therewith.

[7]	The Debtors are NRG Energy, Inc., NRG Power Marketing, Inc., NRG Finance Company I LLC, NRGenerating Holdings (No. 23) B.V., and NRG Capital LLC.

[8]	The Non-NRG Plan Debtors are Arthur Kill Power LLC, Astoria Gas Turbine Power LLC, Connecticut Jet Power LLC, Devon Power LLC, Dunkirk Power LLC, Huntley Power LLC, Middletown Power LLC, Montville Power LLC, Northeast Generation Holding LLC, Norwalk Power LLC, NRG Eastern LLC, NRG Northeast Generating LLC, Oswego Harbor Power LLC, Somerset Power LLC, Big Cajun II Unit 4 LLC, Louisiana Generating LLC, NRG Central U.S. LLC, NRG New Roads Holdings LLC, NRG South Central Generating LLC, South Central Generation Holding LLC, LSP-Nelson Energy, LLC, McClain LLC NRG Nelson Turbines LLC, and Berrians I Gas Turbine Power LLC.

B.	Objections

          2. To the extent that any Objections have not been withdrawn, waived or settled prior to entry of this Confirmation Order or otherwise resolved as stated on the record of the Confirmation Hearing, they are hereby overruled.

C.	Findings of Fact and Conclusions of Law

          3. The findings of this Court set forth above and the conclusions of law stated herein shall constitute findings of fact and conclusions of law pursuant to Bankruptcy Rule 7052, made applicable to this proceeding by Bankruptcy Rule 9014. To the extent any finding of fact shall be determined to be a conclusion of law, it shall be so deemed, and vice versa.

D.	Confirmation of the NRG Plan

          4. The NRG Plan and NRG Plan Supplement, substantially in the form as amended, and each of its provisions are confirmed in each and every respect pursuant to section 1129 of the Bankruptcy Code. The terms of the NRG Plan, the NRG Plan Supplement, and exhibits thereto are incorporated by reference into, and are an integral part of, this Confirmation Order. The terms of the NRG Plan, the NRG Plan Supplement, all exhibits thereto, and all other relevant and necessary documents, shall be effective and binding as of the Effective Date of the NRG Plan. Notwithstanding the foregoing, if there is any direct conflict between the terms of the NRG Plan or the NRG Plan Supplement and the terms of this Confirmation Order, the terms of this Confirmation Order shall control.

E.	NRG Plan Modifications

          5. All modifications or amendments to the NRG Plan including those in the Confirmation Brief and in this Order since the solicitation are approved pursuant to section 1127(a) of the Bankruptcy Code and Bankruptcy Rule 3019.

F.	NRG Plan Classification Controlling

          6. The classification of Claims and Equity Interests for purposes of the distributions to be made under the NRG Plan shall be governed solely by the terms of the NRG Plan. The classifications set forth on the Ballots tendered to or returned by the Debtors’ creditors in connection with voting on the NRG Plan (a) were set forth on the Ballots solely for purposes of voting to accept or reject the NRG Plan; (b) do not necessarily represent, and in no event shall be deemed to modify or otherwise affect, the actual classification of such Claims under the NRG Plan for distribution purposes; (c) may not be relied upon by any Creditor as representing the actual classification of such Claims under the NRG Plan for distribution purposes; and (d) shall not be binding on the Debtors or the Reorganized Debtors.

G.	Effects of Confirmation

(a)	Executory Contracts and Unexpired Leases

          7. The executory contract and unexpired lease provisions of Article VII of the NRG Plan shall be, and hereby are, approved. As of the Effective Date, all executory contracts or unexpired leases assumed by the Debtors shall be assigned and transferred to, and remain in full force and effect for the benefit of, the Debtors notwithstanding any provision in such contract or lease (including those described in sections 365(b)(2) and (f) of the Bankruptcy Code) that prohibits such assignment or transfer or that enables or requires termination of such contract or lease. The Debtors shall pay undisputed cure amounts and those cure amounts, if any, that are disputed and later determined by order of the Court or by agreement of the applicable parties to be allowed, in whole or in part, in accordance with Section 7.4 of the NRG Plan and the Order Approving Cure Amounts Under Those Contracts Assumed Pursuant To The Plan Of Reorganization of NRG Energy, Inc., NRG Power Marketing, Inc., NRG Capital LLC, NRG Finance Company I LLC, and NRGenerating Holdings (No. 23) B.V. (the “Cure Order”), which payment shall constitute full satisfaction of any claim arising from or related to the respective Assumed Contract, as such term is defined in the Cure Order, and any other cure amounts asserted on behalf of creditors whose executory contracts are Assumed Contracts shall be disallowed as of today’s date.

(b)	Existing Injunction and Stays Remain in Effect until Effective Date

          8. The stay imposed by section 362 of the Bankruptcy Code shall remain in full force and effect until the Effective Date. All injunctions or stays imposed during the Chapter 11 Cases or contained in the NRG Plan or this Confirmation Order shall remain in full force and effect in accordance with their terms. Nothing herein shall bar the taking of such other actions as are necessary to effectuate the transactions specifically contemplated by the NRG Plan or by this Confirmation Order.

(c)	Effect of Confirmation on Prior Orders Affecting Non-Plan Debtors and Non-Debtor Entities

9. With regard to previous orders of this Court relating to multiple Debtors, as of the Effective Date of the NRG Plan:

(i) to the extent an order specifies that the relief applies only to one or more Non-Plan Debtor, as of the Effective Date, the order will remain in full force and effect as to such Non-Plan Debtor, unless and until otherwise ordered by the Bankruptcy Court; and

(ii) to the extent PMI and NRG guaranteed the obligations of certain Non-Plan Debtors under the Final Order Pursuant To 11 U.S.C. §§ 361, 362 And 364 And Fed.R. Bankr.P. 4001 Approving Debtors’ Motion For Entry Of (i) Interim And Final Orders Authorizing The Debtors To (a) Obtain Postpetition Financing From General Electric Capital Corporation, (b) Use Cash Collateral, And (c) Provide Adequate Protection To Secured Bondholders And (ii) Order Scheduling A Final Hearing Pursuant To Bankruptcy Rule 4001 entered on July 24, 2003, PMI and NRG will reaffirm the guaranty and execute all such documents in a form and substance acceptable to the DIP Lenders, as defined in the Order, upon entry of this Order.

          10. Prior to the Confirmation Date, the Debtors and Non-Plan Debtors reserve all rights to review the relief set forth in any order entered prior to the Effective Date, and to seek any modification or amendment that is necessary to effectuate a bifurcation of the confirmation process and to facilitate the continued administration of the Non-Plan Debtors’ chapter 11 cases and continuing business operations following the Effective Date.

(d)	Preemption of State Laws Affecting Transfers of Utility-Related Services Pursuant to Bankruptcy Code Section 1123(a)

          11. Pursuant to Bankruptcy Code section 1123(a)(5), any action to be taken by the Debtors pursuant to, or consistent with, the terms of the NRG Plan that is deemed by the laws of New York, or any other state, to involve the “transfer of ownership or control of an entity providing utility-related services”, or other similarly regulated activities involving utilities or utility-related services or assets, including, but not limited to NYPSL Sec. 70, is exempt from the requirements of such laws that are preempted by the terms of this Confirmation Order. Notwithstanding the foregoing this paragraph shall not apply to the State of California (as hereinafter defined).

H.	Exemption from Registration

          12. The issuance of the NRG Reorganization Securities under the NRG Plan, and the reallocation of the NRG Reorganization Securities pursuant to the Reallocation Procedures set forth in Article V of the NRG Plan, fully comply with section 1145 of the Bankruptcy Code.

          13. Pursuant to section 1145 of the Bankruptcy Code, the offering, issuance and distribution of the NRG Reorganization Securities shall be exempt from, among other things, the registration requirements of Section 5 of the Securities Act and any State or local law requiring registration prior to the offering, issuance, distribution or sale of securities.

I.	Matters Relating to Implementation of the NRG Plan

(a)	Immediate Effectiveness

          14. The 10-day stay of Confirmation Order, as set forth in Bankruptcy Rule 3020(e), is hereby modified to permit the immediate confirmation and effectiveness of the NRG Plan, upon the satisfaction or waiver of all conditions precedent to effectiveness set forth in the NRG Plan. This modification of the stay set forth in Bankruptcy Rule 3020(e) shall in no way affect the time for filing a notice of appeal from the Confirmation Order in accordance with Bankruptcy Rule 8002.

(b)	Continued Corporate Existence; Vesting of Assets

          15. After the Effective Date, (a) each of the respective Reorganized Debtors shall continue to exist in accordance with the applicable laws in the respective jurisdictions in which they are incorporated and pursuant to their respective certificates of incorporation, articles of formation, or by-laws in effect prior to the Effective Date, except to the extent that such certificates of incorporation, articles of formation, or by-laws are amended under the NRG Plan; (b) each of the President, the Secretary and any other officer of each of the Debtors are authorized to file such Amended and Restated Articles of Incorporation with the appropriate entity within their jurisdiction of organization; (c) each of the Reorganized Debtors may operate their businesses and may use, acquire, and dispose of property and compromise or settle any claims without supervision of or approval by the Bankruptcy Court and free and clear of any restrictions of the Bankruptcy Code or the Bankruptcy Rules other than restrictions expressly imposed by the Plan or the Confirmation Order.

          16. Except as otherwise contemplated by the NRG Plan and the NRG Plan Supplement, on and after the Effective Date, all property of each Debtor’s Estate, and any property retained or acquired by such Debtor under the NRG Plan, shall vest in the respective Reorganized Debtor free and clear of all Claims, liens, charges, or other encumbrances, and such transfer does not constitute an avoidable transfer under the Bankruptcy Code or under applicable non-Bankruptcy law, and does not and shall not subject the Reorganized Debtors to any liability by reason of such transfer under the Bankruptcy Code or under applicable non-Bankruptcy law. As of the Effective Date, all property of the Reorganized Debtors shall be free and clear of all claims, encumbrances, interests, charges, and liens except as specifically provided in the NRG Plan or this Confirmation Order.

(c)	Cancellation of Old Notes, Old Preferred Stock, Old Common Stock and Stock Options

          17. On the Effective Date, the Debtors’ obligations under the promissory notes, bonds, debentures and all other debt instruments evidencing any Claim, including Administrative Expense Claims, other than those that are reinstated and rendered unimpaired or renewed and extended pursuant to Article IV of the NRG Plan, or renewed and remain outstanding pursuant to Article IV of the NRG Plan, respectively, shall be deemed cancelled without further act or action under any applicable agreement, law, regulation, order or rule and the obligations of the Debtors under the agreements and indentures governing such Claims, as the case may be, shall be discharged, except in the event such discharge would be prohibited by Bankruptcy Code section 1141(d)(3). Except as otherwise provided in the NRG Plan, the Equity Interests shall be cancelled. Holders of promissory notes, bonds, debentures and any and all other debt instruments evidencing any Claim shall not be required to surrender such instruments; provided, however, that certain Notes and the indentures applicable thereto shall continue in effect solely for the purposes of (a) allowing the holders of such Notes to receive their distributions hereunder, (b) allowing the Notes trustee to make the distributions, if any, to be made on account of such

Notes, and (c) permitting such trustee, if applicable, to assert a charging Lien against any such distributions for payment of the trustee fee under the relevant Note indentures.

(d)	Issuance of New Securities and Execution of Related Documents

          18. On or following the Effective Date, the Reorganized Debtors are hereby authorized, empowered, and directed, and shall distribute or issue all securities, notes, instruments, certificates, and other documents required to be issued pursuant to the NRG Plan, including, without limitation; (a) the New NRG Common Stock; (b) the New NRG Senior Notes; (c) the Xcel Note; (d) the Senior Credit Facility; (e) the High Yield Notes; and (f) the Interim Loans, each of which shall be distributed as provided herein or in the NRG Plan. The Reorganized Debtors shall execute and deliver such other agreements, documents and instruments as are required to be executed pursuant to the terms of the NRG Plan.

          19. Each distribution and issuance referred to in the prior paragraph shall be governed by the terms and conditions set forth in the NRG Plan applicable to such distribution or issuance and by the terms and conditions of the instruments evidencing or relating to such distribution or issuance, which terms and conditions shall bind each Person receiving such distribution or issuance.

          20. The Debtors (and each of their respective affiliates, agents, directors, officers, employees, advisors and attorneys), the Committee, and the members of the Committee (and each of their respective affiliates, agents, directors, officers, employees, advisors, and attorneys) the Global Steering Committee and members of the Global Steering Committee (and each of their respective affiliates, agents, directors, officers, employees, advisors, and attorneys) have, and are deemed to have, participated in good faith and in compliance with the applicable provisions of the Bankruptcy Code with regard to the solicitation of acceptances or rejections of the NRG Plan and the distributions under the NRG Plan, and therefore are not, and on account of such distributions will not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the NRG Plan or such distributions made pursuant to the NRG Plan.

(e)	Corporate Governance, Directors and Officers and Corporate Action

          (i) Amended Certificate of Incorporation and By-laws

          21. Pursuant to Bankruptcy Code section 1123(a)(5), NRG is authorized to file an Amended and Restated Certificate of Incorporation with the Secretary of State of Delaware in accordance with Section 103 of the Delaware General Corporation Law, which is effective as of the Effective Date. The Amended and Restated Certificate of Incorporation will, among other things, authorize 500,000,000 shares of New NRG Common Stock and 10,000,000 shares of New NRG Preferred Stock. In addition, the Amended and Restated Certificate of Incorporation shall prohibit the issuance of non-voting equity securities to the extent required by the provisions of section 1123(a)(6) of the Bankruptcy Code. After the Effective Date, NRG may amend and restate the Amended and Restated Certificate of Incorporation and other constituent documents as permitted by Delaware law.

          22. Pursuant to Bankruptcy Code section 1123(a)(5), the Debtors are authorized to take all other corporate action with regard to the dissolution of such Debtors, in accordance with the terms of the NRG Plan.

          (ii) Directors and Officers of the Reorganized Debtors

          23. The officers of the Debtors immediately prior to the Effective Date will be the officers of the Reorganized Debtors unless otherwise provided by valid corporate action of any such Reorganized Debtor in accordance with applicable law and the applicable constituent documents for such Reorganized Debtor.

          24. On the Effective Date, the Boards of Directors of NRG shall consist of the individuals specified in the NRG Plan Supplement and the terms of the current Boards of Directors for each such entity shall expire and the members thereof shall be deemed to have resigned and shall cease to serve in such capacity.

          25. Pursuant to section 1129(a)(5)(A)(ii) of the Bankruptcy Code, the Bankruptcy Court approves as consistent with the interests of creditors and interest holders and with public policy the selection, election, and/or continuance, as the case may be, of these individuals; provided, however, that nothing set forth herein shall prevent any of the foregoing individuals from resigning or from being removed or replaced as an officer or director without further order of the Bankruptcy Court. On the Effective Date, the operation of NRG shall become the general responsibility of the new Board of Directors, subject to, and in accordance with, the Amended and Restated Certificate of Incorporation.

(f)	Management Incentive Plan

          26. As part of the implementation of the NRG Plan, NRG shall be authorized to adopt and implement the NRG Long-Term Incentive Plan substantially in the form set forth in the NRG Plan Supplement. On or after the Effective Date, the compensation committee of the board of directors of NRG will make initial awards under the Management Incentive Plan, other than those approved under the Senior Management Employment Agreement.

J.	Senior Management Employment Agreements

          27. On the Effective Date, NRG shall be bound by the Senior Management Employment Agreements substantially in the form set forth in the NRG Plan Supplement, and the officers of NRG shall be authorized and directed to execute such Senior Management Employment Agreements.

(g)	Distributions

          28. The provisions regarding voting and distributions under the NRG Plan and treatment of disputed, contingent and unliquidated administrative expense claims, Claims and Equity Interests, set forth in Article VI of the NRG Plan shall be, and hereby are, approved.

          29. The distributions under the NRG Plan shall be made to holders of Allowed Claims and Interests as of the Record Date. The Distribution Record Date shall be five (5) business days following the date of this Order.

(h)	Preservation of All Causes of Action Not Expressly Settled or Released

          30. Unless a Claim or Cause of Action against a Creditor or other Person is expressly waived, relinquished, released, compromised or settled in the NRG Plan or this Confirmation Order, the Debtors expressly reserve such Claim or Cause of Action for later adjudication by the Debtors, and, therefore, no preclusion doctrine, including, without limitation, the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, waiver, estoppel (judicial, equitable or otherwise) or laches shall apply to such Claims or Causes of Action upon or after the confirmation or consummation of the NRG Plan based on the NRG Disclosure Statement, the NRG Plan or this Confirmation Order, except where such Claims or Causes of Action have been waived, relinquished, released, compromised or settled in the NRG Plan or this Confirmation Order. In addition, the Debtors and the successor entities under the NRG Plan expressly reserve the right to pursue or adopt any Claims not so waived, relinquished, released, compromised or settled that are alleged in any lawsuit in which the Debtors are a defendant or an interested party, against any person or entity, including, without limitation, the plaintiffs or co-defendants in such lawsuits.

(i)	Prosecution of Objections to Claims

          31. After the Effective Date, the Reorganized Debtors, and the Committee, where applicable, shall have the exclusive authority to file objections, settle, compromise, withdraw or litigate to judgment objections to Claims or Equity Interests.

(j)	Corporate Action

          32. On the Effective Date (or on the Confirmation Date with respect to any actions taken prior to the Effective Date), all matters provided for under the Plan that would otherwise require approval of the stockholder or directors of the Debtors or Reorganized Debtors, including without limitation, the adoption and filing of the Amended and Restated Certificate of Incorporation, the appointment of directors and officers for the Reorganized Debtors, the adoption of the Management Incentive Plan, the effectiveness of the Senior Management Employment Agreements (including the grant of equity awards thereunder) and all actions contemplated hereby shall be authorized and approved in all respects (subject to the provisions hereof) pursuant to the NRG Plan and shall be deemed to have occurred and shall be in effect from and after the Effective Date pursuant to the applicable general corporation law of the states in which the Debtors and Reorganized Debtors are incorporated, without any requirement of further action by the stockholders or directors of the Debtors or Reorganized Debtors. On or before the Effective Date, the appropriate officers of the Debtors, are hereby authorized and directed to (a) issue, execute, deliver, file, or record and implement the agreements, documents, securities and instruments contemplated by the NRG Plan, including, but not limited to, the Senior Credit Facilities and the High Yield Securities, and (b) issue, execute, deliver, file, and record any documents, court papers, or pleadings, and take any and all actions as may be necessary or desirable to implement, effect, or consummate and further evidence the transactions contemplated by the NRG Plan and any notes or securities issued pursuant to the NRG Plan, whether or not specifically referred to in the NRG Plan or related documents and without further application to or order of the Bankruptcy Court, in the name of and on behalf of the Debtors, without the need for any shareholder’s or director’s approval, or any other authorizations or consents, except for express consents under the NRG Plan. As of the Effective Date, the Debtors and their directors, officers, agents, and attorneys, are authorized and empowered pursuant to section 1142(b) of the Bankruptcy Code, section 303 of the Delaware General Corporation Law and other applicable state laws to grant, issue, execute, deliver, file or record any agreement, document, or security, including without limitation, the documents contained in the Plan Supplement, as modified, amended, and supplemented, in substantially the form included therein, and to take any action necessary or appropriate to implement, effectuate, and consummate the NRG Plan in accordance with its terms, or take any or all corporate actions authorized to be taken pursuant to the Plan, and any release, amendment, or restatement of any by-laws, certificates of incorporation, or other organization documents of the Debtors, whether or not specifically referred to in the NRG Plan or the Plan Supplement, without further order of this Bankruptcy Court, and any or all such documents shall be accepted by each of the respective state filing offices and recorded in accordance with applicable state law and shall become effective in accordance with their terms and the provisions of state law.

K.	Xcel Settlement, Release, Exculpation, Discharge and Injunction Provisions

          33. Pursuant to sections 105 and 1123(b)(3) of the Bankruptcy Code and Bankruptcy Rule 9019(a), the settlements, compromises, releases, discharges and injunctions set forth in the NRG Plan (including Sections 9.2 and 9.3 of the NRG Plan), the Xcel Settlement Agreement, this Confirmation Order and the other Xcel Documents are approved in their entirety as integral parts of the NRG Plan and are fair, equitable, reasonable and in the best interests of the Debtors, the Non-NRG Plan Debtors, the

Reorganized Debtors, the reorganized Non-NRG Plan Debtors and their respective estates and the holders of Claims and interests. Each of the Debtors are hereby authorized and directed to duly and promptly execute and deliver to Xcel the Xcel Settlement Agreement and the Release-Based Amount Agreement upon entry of this Order, and each of the other Xcel Documents as and when contemplated by the Xcel Settlement Agreement or the Separate Bank Release Agreement, and to perform each and every obligation of such parties pursuant to those Xcel Documents. Each of the Debtors are also hereby authorized to enter into non-material modifications to the Xcel Documents without further order of the Bankruptcy Court.

          34. All settlements, compromises, releases, discharges and injunctions with respect to the NRG Released Causes of Action or otherwise for the benefit of the Released Parties set forth in the NRG Plan or the 9019 Motion, which are approved herein as an integral part of the NRG Plan and as fair, equitable, reasonable and in the best interests of the Debtors, the Non-NRG Plan Debtors and their respective estates and the holders of Claims and Interests, are hereby effective and binding in accordance with their terms.

          35. The 9019 Motion is hereby approved in its entirety and, in connection therewith, (1) the Non-NRG Plan Debtors are hereby authorized and directed to duly and promptly execute and deliver to Xcel the Xcel Settlement Agreement upon entry of this Order and each of the other Xcel Documents as and when contemplated by the Xcel Settlement Agreement or the Separate Bank Release Agreement and to perform each and every obligation of such parties pursuant to those Xcel Documents and (2) all creditors of the Debtors and the Non-NRG Plan Debtors are hereby deemed to have released the Released Parties from all NRG Released Causes of Action as set forth in Section 9.3 of the NRG Plan. Each of the Non-NRG Plan Debtors is hereby authorized to enter into non-material modifications to the Xcel Documents without further order of the Bankruptcy Court. In connection with the approval of the 9019 Motion pursuant to this Order, the findings of facts and conclusions of law relating to the approval of the Xcel Settlement Agreement apply equally to the Non-NRG Plan Debtors. Without limiting the generality of the foregoing, the findings of fact and conclusions of law set forth in this Order shall serve as the Bankruptcy Court’s findings of fact and conclusions of law with respect to the approval of the Xcel Settlement Agreement (and the releases contemplated thereby) for purposes of both confirmation of the NRG Plan and approval of the 9019 Motion.

          36. All NRG Released Causes of Action and the Separate Bank Claims against the Released Parties are, in accordance with the terms of the NRG Plan, fully and finally settled and released under the NRG Plan and the 9019 Motion pursuant to Bankruptcy Rule 9019 and under the Xcel Settlement Agreement (but only to the extent, if any, that Bankruptcy Rule 9019 applies to the Separate Bank Claims).

          37. The following releases set forth in Section 9.3 of the NRG Plan are hereby approved and authorized in their entirety:

(A)	AS OF THE EFFECTIVE DATE, FOR GOOD AND VALUABLE CONSIDERATION, THE ADEQUACY OF WHICH IS HEREBY CONFIRMED, EACH OF THE DEBTORS, IN ITS INDIVIDUAL CAPACITIES AND AS DEBTORS IN POSSESSION, FOR AND ON BEHALF OF THE ESTATES AND ANY ENTITY THAT MAY ASSERT A CLAIM OR CAUSE OF ACTION DERIVATIVELY OR OTHERWISE, SHALL BE DEEMED TO HAVE RELEASED AND DISCHARGED, ABSOLUTELY, UNCONDITIONALLY, IRREVOCABLY AND FOREVER, (I) ANY AND ALL OF THE NRG RELEASED CAUSES OF ACTION AGAINST THE RELEASED PARTIES, AND (II) ANY AND ALL CAUSES OF ACTION INCLUDING WITHOUT LIMITATION ANY AVOIDANCE CLAIMS DESCRIBED IN SECTION 13.2 OF THE NRG PLAN ACCRUING TO THE DEBTORS WHICH THE DEBTORS MAY HAVE AGAINST ANY HOLDER OF ANY NOTE, ANY MEMBER OF THE NOTEHOLDER GROUP, ANY MEMBER OF THE BANK GROUP OR THE GLOBAL STEERING COMMITTEE, IN EACH CASE IN THEIR CAPACITY AS SUCH AND IN THEIR CAPACITY AS COUNTERPARTIES TO ANY DERIVATIVE OR SWAP AGREEMENT TERMINATED PRIOR TO THE DATE OF THE NRG PLAN.

(B)	AS OF THE EFFECTIVE DATE, FOR GOOD AND VALUABLE CONSIDERATION, THE ADEQUACY OF WHICH IS HEREBY CONFIRMED, EACH OF THE NON-NRG PLAN DEBTORS, IN ITS INDIVIDUAL CAPACITY AND AS DEBTOR IN POSSESSION, FOR AND ON BEHALF OF ITS BANKRUPTCY ESTATE AND ANY ENTITIES THAT MAY ASSERT A CLAIM OR CAUSE OF ACTION DERIVATIVELY OR OTHERWISE, PURSUANT TO THE 9019 MOTION IN CONNECTION WITH CONFIRMATION OF THE NRG PLAN, SHALL BE DEEMED TO HAVE RELEASED AND DISCHARGED, ABSOLUTELY, UNCONDITIONALLY, IRREVOCABLY AND FOREVER, (I) ANY AND ALL OF THE NRG RELEASED CAUSES OF ACTION AGAINST THE RELEASED PARTIES, AND (II) ANY AND ALL CAUSES OF ACTION INCLUDING WITHOUT LIMITATION ANY AVOIDANCE CLAIMS DESCRIBED IN SECTION 13.2 OF THE NRG PLAN ACCRUING TO THE

DEBTORS WHICH THE DEBTORS MAY HAVE AGAINST ANY HOLDER OF ANY NOTE, ANY MEMBER OF THE NOTEHOLDER GROUP, ANY MEMBER OF THE BANK GROUP OR THE GLOBAL STEERING COMMITTEE, IN EACH CASE IN THEIR CAPACITY AS SUCH.

(C)	AS OF THE EFFECTIVE DATE, PURSUANT TO THE XCEL SETTLEMENT AGREEMENT FOR GOOD AND VALUABLE CONSIDERATION, THE ADEQUACY OF WHICH IS HEREBY CONFIRMED, EACH OF THE NRG SUBSIDIARIES THAT IS NOT A DEBTOR OR NON-NRG PLAN DEBTOR SHALL BE DEEMED TO HAVE RELEASED AND DISCHARGED, ABSOLUTELY, UNCONDITIONALLY, IRREVOCABLY AND FOREVER, (I) ANY AND ALL OF THE NRG RELEASED CAUSES OF ACTION AGAINST THE RELEASED PARTIES, AND (II) ANY AND ALL CAUSES OF ACTION INCLUDING WITHOUT LIMITATION ANY AVOIDANCE CLAIMS DESCRIBED IN SECTION 13.2 OF THE NRG PLAN ACCRUING TO THE DEBTORS WHICH THE DEBTORS MAY HAVE AGAINST ANY HOLDER OF ANY NOTE, ANY MEMBER OF THE NOTEHOLDER GROUP, ANY MEMBER OF THE BANK GROUP OR THE GLOBAL STEERING COMMITTEE, IN EACH CASE IN THEIR CAPACITY AS SUCH.

(D)	EACH HOLDER OF A CLAIM (WHETHER OR NOT ALLOWED) AGAINST, OR EQUITY INTEREST IN, THE DEBTORS OR THE NON-NRG PLAN DEBTORS (INCLUDING A CLAIM ARISING AFTER THE PETITION DATE THROUGH THE EFFECTIVE DATE OF THE NRG PLAN), AND EACH ENTITY PARTICIPATING IN EXCHANGES AND DISTRIBUTIONS UNDER OR PURSUANT TO THE NRG PLAN, AND EACH ENTITY AFFIRMATIVELY MAKING THE RELEASE ELECTION, FOR ITSELF AND ITS RESPECTIVE SUCCESSORS, ASSIGNS, TRANSFEREES, CURRENT AND FORMER OFFICERS, DIRECTORS, AGENTS AND EMPLOYEES, IN EACH CASE IN THEIR CAPACITY AS SUCH, SHALL BE DEEMED TO HAVE RELEASED ANY AND ALL OF THE NRG RELEASED CAUSES OF ACTION AND SEPARATE BANK CLAIMS AGAINST THE RELEASED PARTIES.

(E)	NOTWITHSTANDING ANYTHING IN THE NRG PLAN OR THIS CONFIRMATION ORDER TO THE CONTRARY, THE RELEASE AND INJUNCTION OF THE SEPARATE BANK CLAIMS IS CONDITIONED ON THE PAYMENT OF THE SEPARATE BANK SETTLEMENT PAYMENT SUCH THAT IF THE SEPARATE BANK SETTLEMENT PAYMENT IS NOT MADE IN ACCORDANCE WITH THE TERMS OF THE SEPARATE BANK RELEASE AGREEMENT, THE SEPARATE BANK CLAIMS SHALL NOT BE RELEASED, DISCHARGED, ENJOINED OR OTHERWISE IMPAIRED IN ANY WAY BY THE NRG PLAN, THIS CONFIRMATION ORDER OR ANY OTHER ORDER IN THE CHAPTER 11 CASE.

(F)	EACH HOLDER OF A CLAIM OR AN INTEREST, OR ANY OTHER PARTY IN INTEREST, OR ANY OF THEIR RESPECTIVE AGENTS, DIRECT OR INDIRECT SHAREHOLDERS, EMPLOYEES, DIRECTORS, FINANCIAL ADVISORS, ATTORNEYS OR AFFILIATES, OR ANY OF THEIR SUCCESSORS OR ASSIGNS SHALL BE DEEMED TO HAVE RELEASED AND DISCHARGED, ABSOLUTELY, UNCONDITIONALLY, IRREVOCABLY AND FOREVER, ANY AND ALL CAUSES OF ACTION AGAINST THE DEBTORS, THE COMMITTEE, THE BANK GROUP, THE GLOBAL STEERING

COMMITTEE, THE NOTEHOLDER GROUP, ANY MEMBER OF THE BANK GROUP ACTING IN A CAPACITY AS ADMINISTRATIVE AGENT, XCEL, OR ANY OF THEIR RESPECTIVE PRESENT OR FORMER MEMBERS, OFFICERS, DIRECTORS, SHAREHOLDERS, EMPLOYEES, ADVISORS, ATTORNEYS OR AGENTS ACTING IN SUCH CAPACITY, FOR ANY ACT OR OMISSION IN CONNECTION WITH, RELATING TO, OR ARISING OUT OF, THE CHAPTER 11 CASE, THE PURSUIT OF CONFIRMATION OF THE NRG PLAN, THE CONSUMMATION OF THE NRG PLAN, OR THE ADMINISTRATION OF THE NRG PLAN OR THE PROPERTY TO BE DISTRIBUTED UNDER THE NRG PLAN, EXCEPT FOR THEIR WILLFUL MISCONDUCT, GROSS NEGLIGENCE, OR THEIR FAILURE TO PERFORM THEIR OBLIGATIONS PURSUANT TO THE NRG PLAN.

(G)	THE RELEASES SET FORTH IN SECTION 9.3 OF THE NRG PLAN SHALL BE BINDING UPON ALL TRANSFEREES OF THE RELEASING PARTY. IN ADDITION, EACH PARTY TO WHICH SECTION 9.3 OF THE NRG PLAN APPLIES SHALL BE DEEMED TO HAVE GRANTED THE RELEASES SET FORTH IN SECTION 9.3 OF THE NRG PLAN NOTWITHSTANDING THAT IT MAY HEREAFTER DISCOVER FACTS IN ADDITION TO, OR DIFFERENT FROM, THOSE WHICH IT NOW KNOWS OR BELIEVES TO BE TRUE, AND WITHOUT REGARD TO THE SUBSEQUENT DISCOVERY OR EXISTENCE OF SUCH DIFFERENT OR ADDITIONAL FACTS, AND SUCH PARTY EXPRESSLY WAIVES ANY AND ALL RIGHTS THAT IT MAY HAVE UNDER ANY STATUTE OR COMMON LAW PRINCIPLE, INCLUDING SECTION 1542 OF THE CALIFORNIA CIVIL CODE, WHICH WOULD LIMIT THE EFFECT OF SUCH RELEASES TO THOSE CLAIMS OR CAUSES OF ACTION ACTUALLY KNOWN OR SUSPECTED TO EXIST AT THE TIME OF EXECUTION OF THE RELEASE. SECTION 1542 OF THE CALIFORNIA CIVIL CODE GENERALLY PROVIDES AS FOLLOWS: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”

FOR THE AVOIDANCE OF DOUBT, NOTHING IN THE RELEASE CONTAINED IN SECTION 9.3D OF THE NRG PLAN SHALL BE CONSTRUED TO BE A RELEASE OF ANY CLAIMS OR CAUSES OF ACTION THAT A HOLDER OF A CLAIM OR INTEREST MAY HAVE AGAINST ANY RELEASED PARTY AND THAT IS UNRELATED TO AND DOES NOT INVOLVE IN ANY MANNER WHATSOEVER NRG, ANY OF THE NRG ENTITIES OR ANY TRANSACTION OR CIRCUMSTANCE INVOLVING NRG OR ANY OF THE NRG ENTITIES. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN SECTION 9.3D OF THE NRG PLAN, THE RELEASES THEREIN SHALL NOT ACT TO RELEASE ANY RELEASED PARTY FROM A WRITTEN AND ENFORCEABLE GUARANTEE OF THE TYPE AND NATURE OF THE XCEL GUARANTEES BETWEEN SUCH RELEASED PARTY AND SUCH HOLDER.

          38. The following injunctions set forth in Section 9.2 of the NRG Plan are hereby approved and authorized in their entirety:

(A)	ALL CREDITORS OF OR HOLDERS OF CLAIMS AGAINST ANY OF THE DEBTORS OR THE NON-NRG PLAN DEBTORS ARE HEREBY PERMANENTLY ENJOINED FROM PURSUING ANY NRG RELEASED CAUSES OF ACTION OR SEPARATE BANK CLAIMS AGAINST ANY OF THE RELEASED PARTIES.

(B)	ANY PERSON OR ENTITY THAT HOLDS, HAS HELD OR MAY HOLD A CLAIM OR CAUSE OF ACTION RELEASED UNDER THE NRG PLAN IS HEREBY PERMANENTLY ENJOINED FROM TAKING ANY OF THE FOLLOWING ACTIONS ON ACCOUNT OF ANY NRG RELEASED CAUSES OF ACTION OR (SUBJECT TO PARAGRAPH 37(E), ABOVE) THE SEPARATE BANK CLAIMS: (I) COMMENCING OR CONTINUING IN ANY MANNER ANY ACTION OR OTHER PROCEEDING; (II) ENFORCING, ATTACHING, COLLECTING OR RECOVERING IN ANY MANNER ANY JUDGMENT, AWARD, DECREE OR ORDER; (III) CREATING, PERFECTING OR ENFORCING ANY LIEN OR ENCUMBRANCE; (IV) ASSERTING ANY SETOFF, RIGHT OF SUBROGATION OR RECOUPMENT OF ANY KIND AGAINST ANY DEBT, LIABILITY OR OBLIGATION DUE TO ANY OF THE RELEASED PARTIES; AND (V) COMMENCING OR CONTINUING ANY ACTION IN ANY MANNER, IN ANY PLACE, THAT DOES NOT COMPLY WITH OR IS INCONSISTENT WITH THE PROVISIONS OF THE NRG PLAN OR THIS ORDER.

          39. The assumption of the Xcel Assumed Agreements by certain of the Debtors and the rejection of all executory contracts and unexpired leases between NRG and Xcel or its affiliates other than the Xcel Assumed Agreements are hereby approved and authorized in accordance with section 365 of the Bankruptcy Code, and the relevant NRG Entity is authorized and directed to pay to Xcel on the Effective Date all cure amounts owed pursuant to such Xcel Assumed Agreements mutually agreed to by Xcel and NRG notwithstanding any other order to the contrary or otherwise entered by the Court in the Chapter 11 Case.

          40. As set forth in Section 4(b)(i) of the Xcel Settlement Agreement, the Xcel Tax Benefit (as defined in the Xcel Settlement Agreement) is hereby deemed and shall be the sole and exclusive property of Xcel and is not the property of (i) NRG, (ii) any creditor of NRG, (iii) any of the other NRG Entities or (iv) any creditor of any of the other NRG Entities, and all such parties are hereby deemed to have released as of the Effective Date any right or interest that they otherwise have or claim to have in the Xcel Tax Benefit.

          41. As set forth in Section 4(b)(ii) of the Xcel Settlement Agreement, NRG and its direct and indirect subsidiaries shall not be (a) reconsolidated with Xcel or any of its Affiliates (as defined in the Xcel Settlement Agreement) for tax purposes at any time after their March, 2001 deconsolidation unless otherwise required by state or local tax law, (b) treated as members of the Xcel Minnesota Unitary tax group at any time after the Petition Date, or (c) treated as a party to or otherwise entitled to the benefits of any tax sharing agreement with Xcel, other than the Tax Matters Agreement.

          42. As set forth in Section 5(a)(iii) of the Xcel Settlement Agreement, the rights and obligations of Xcel, NRG and all other persons or entities insured under any D&O Policy (as defined in the Xcel Settlement Agreement) shall be deemed unaffected by the Chapter 11 Case or any subsequent bankruptcy cases or proceedings commenced by any of the NRG Subsidiaries and, upon the Effective Date, Xcel, NRG and all other persons or entities insured under any D&O Policy shall have the same status with respect to, and rights under, any D&O Policy as immediately prior to the Petition Date. As the Xcel Settlement Agreement is integral and essential to the NRG Plan, cause exists such that the automatic stay extant in the Non-NRG Plan Debtors’ chapter 11 cases is hereby modified to the extent necessary to permit Xcel to exercise any and all rights it has or may have with respect to the D&O Policies.

          43. As set forth in Section 5(b)(iii) of the Xcel Settlement Agreement, all tax sharing agreements or understandings to the extent otherwise binding on Xcel and NRG, shall terminate (without any residual or ongoing liability of either party to the other) as of the Effective Date for all taxable periods, past, present and future. On and after the Effective Date, tax matters between NRG, Xcel, and any of their respective Affiliates (as defined in the Xcel Settlement Agreement) shall be governed exclusively by the Tax Matters Agreement.

          44. On July 16, this Court entered an Order ruling that the right and obligation of any holder of an NRZ Equity Unit to purchase common shares of Xcel terminated as of the Petition Date. The Bankruptcy Court hereby reaffirms the ruling set forth in such Order.

L.	Release and Exculpation Provisions

          45. None of the Debtors, the Bank Group, the Committee, the Global Steering Committee, the Noteholder Group, any member of the Bank Group acting in a capacity as administrative agent, Xcel, or any of their respective present or former members, officers, directors, shareholders, employees, advisors, attorneys or agents acting in such capacity, shall have or incur any liability to, or be subject to any right of action by, any holder of a Claim or an Interest, or any other party in interest, or any of their respective agents, direct or indirect shareholders, employees, directors, financial advisors, attorneys or Affiliates, or any of their successors or assigns, for any act or omission in connection with, relating to, or arising out of, the Chapter 11 Case, the pursuit of confirmation of the NRG Plan, the consummation of the NRG Plan, or the administration of the NRG Plan or the property to be distributed under the NRG Plan, except for their willful misconduct or gross negligence, and in all respects shall be entitled to rely reasonably upon the advice of counsel with respect to their duties and responsibilities under the NRG Plan; provided, however, that nothing herein shall exculpate from any obligation of any Debtor to indemnify its current and former directors or officers under its organizational documents, by-laws, employee indemnification policies, state law, or any other agreement.

          46. EXCEPT AS OTHERWISE SET FORTH IN THE NRG PLAN, THE CONFIRMATION ORDER SHALL PERMANENTLY ENJOIN THE COMMENCEMENT OR PROSECUTION BY ANY ENTITY, WHETHER DIRECTLY, DERIVATIVELY OR OTHERWISE, OF ANY CLAIMS, OBLIGATIONS, SUITS, JUDGMENTS, DAMAGES, DEMANDS, DEBTS, RIGHTS, CAUSES OF ACTION OR LIABILITIES RELEASED PURSUANT TO THE NRG PLAN, INCLUDING BUT NOT LIMITED TO THE CLAIMS, OBLIGATIONS, SUITS, JUDGMENTS, DAMAGES, DEMANDS, DEBTS, RIGHTS, CAUSES OF ACTION OR LIABILITIES RELEASED OR SUBJECT TO EXCULPATION PURSUANT TO THE TERMS OF THE NRG PLAN.

M.	Consummation

          47. The substantial consummation of the NRG Plan, within the meaning of section 1127 of the Bankruptcy Code, shall be, and hereby is, deemed to mean the occurrence of the Effective Date.

          48. The consummation of the NRG Plan shall not constitute a change of ownership or change in control, as such terms are used in any employment, severance or termination agreement in effect on the Effective Date and to which any of the Debtors is a party or under any applicable law of any applicable Governmental Entity.

N.	Failure to Consummate the NRG Plan

          49. In accordance with Article 12.3 of the NRG Plan, if the Effective Date of the NRG Plan does not occur, then (a) the Confirmation Order shall be vacated, (b) no distributions under the NRG Plan shall be made, (c) the Debtors and all holders of Claims and Equity Interests shall be restored to the status quo ante as of the day immediately preceding the Confirmation Date as though the Confirmation Order had never been entered, and (d) the Debtors’ obligations with respect to Claims and Equity Interests shall remain unchanged and nothing contained herein shall constitute or be deemed a waiver or release of any Claims or Equity Interests by or against the Debtors or any Person or Governmental Entity or to prejudice in any manner the rights of the Debtors or any Person or Governmental Entity in any further proceedings involving the Debtors; provided, however, that the amounts paid pursuant to Section 4.2 of the NRG Plan on account of Post-Petition Interest may be recharacterized as a payment upon the applicable Allowed Claims, in the sole discretion of the Debtors, but the Debtors will not otherwise seek to recover such amounts.

O.	Retention of Jurisdiction

          50. Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, the Bankruptcy Court shall retain exclusive jurisdiction of all matters arising out of, or related to, the Chapter 11 Case and the NRG Plan pursuant to, and for the purposes of, sections 105(a) and 1142 of the Bankruptcy Code and for, among other things, the following purposes:

(i)	to hear and determine applications for the assumption or rejection of executory contracts or unexpired leases, if any are pending, and the allowance of cure amounts and Claims resulting therefrom;

(ii)	to hear and determine any and all adversary proceedings, applications and contested matters;

(iii)	to hear and determine any objection to Administrative Expense Claims or Claims;

(iv)	to enter and implement such orders as may be appropriate in the event the Confirmation Order is for any reason stayed, revoked, modified or vacated;

(v)	to issue such orders in aid of execution and consummation of the NRG Plan, to the extent authorized by section 1142 of the Bankruptcy Code;

(vi)	to consider any amendments to or modifications of the NRG Plan, to cure any defect or omission, or to reconcile any inconsistency in any order of the Bankruptcy Court, including the Confirmation Order;

(vii)	to hear and determine all applications for compensation and reimbursement of expenses of professionals under sections 330, 331 and 503(b) of the Bankruptcy Code;

(viii)	to hear and determine disputes arising in connection with the interpretation, implementation or enforcement of the NRG Plan, the Xcel Settlement Agreement, any other Plan Documents or Confirmation Order;

(ix)	to hear and determine proceedings to recover assets of the Debtors and property of the Debtors’ Estate, wherever located;

(x)	to hear and determine matters concerning state, local and federal taxes in accordance with sections 346, 505 and 1146 of the Bankruptcy Code;

(xi)	to hear and determine matters concerning the Disputed Claims Reserve, if any, established pursuant to the terms of the NRG Plan;

(xii)	to hear any other matter not inconsistent with the Bankruptcy Code; and

(xiii)	to enter a final decree closing the Chapter 11 Case.

          51. Notwithstanding anything herein to the contrary, the Bankruptcy Court’s retention of jurisdiction hereunder shall not govern the enforcement of the Commitment Letter, the Engagement Letter or the Fee Letter or the definitive financing documentation with respect to the High Yield Securities (or Interim Loans) and the Senior Credit Facilities or any rights or remedies relating thereto after the Effective Date.9

P.	Refinancing[10]

          52. The applicable Debtors are authorized to enter into the documentation evidencing the Senior Credit Facilities and the High Yield Securities (or the Interim Loans) and to grant liens and security interests to the Lenders in the collateral contemplated by such transactions (and such document, liens and security interests are hereby approved); provided that such liens and security interests shall not

[9]	The defined terms in this paragraph shall have the meaning ascribed to them in the Commitment Letter Motion, the Commitment Letter Order and the Commitment Letter.

[10]	The defined terms in this paragraph shall have the meaning ascribed to them in the Commitment Letter Motion,

be effective until all conditions to lending have been met pursuant to the terms of the definitive documentation evidencing the Senior Credit Facilities and the High Yield Securities (or the Interim Loans, as the case may be).

          53. The Commitment Letter, the Engagement Letter, the Fee Letter and any or all other documents signed by the applicable Debtors in connection therewith as debtors-in-possession shall be binding and enforceable against the Reorganized Debtors upon and after the Effective Date as if then executed and delivered by the Reorganized Debtors notwithstanding any provision in the NRG Plan or this Confirmation Order to the contrary.

Q.	Payment of Statutory Fees

          54. All fees payable pursuant to section 1930 of title 28 of the United States Code, as determined by the Bankruptcy Court at the Confirmation Hearing, shall be paid on or before the Effective Date.

R.	Exemption from Stamp Taxes

          55. Pursuant to section 1146(c) of the Bankruptcy Code: (a) the issuance, distribution, transfer or exchange of any debt, equity security or other interest of the Debtors; (b) the creation, modification, consolidation or recording of any mortgage, deed of trust or other security interest, the securing of additional indebtedness by such or other means; (c) the making, assignment or recording of any lease or sublease, or (d) the making, delivery or recording of any deed or other instrument of transfer under, in furtherance of, or in connection with, the NRG Plan, including any deeds, bills of sale, assignments or other instruments of transfer executed in connection with any transactions arising out of, contemplated by or in any way related to the NRG Plan or this Confirmation Order, shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, transfer tax, mortgage recording tax or other similar tax or governmental assessment, and the appropriate State or local government officials or agents shall be, and hereby are, directed to forego the collection of any such tax or governmental assessment and to accept for filing and recordation any of the foregoing instruments the Commitment Letter Order and the Commitment Letter.

or other documents without the payment of any such tax or governmental assessment. The Bankruptcy Court specifically retains jurisdiction to enforce the foregoing direction, by contempt or otherwise.

S.	References to NRG Plan Provisions

          56. The failure specifically to include or to refer to any particular article, section or provision of the NRG Plan, or any related agreement relating to the NRG Plan in this Confirmation Order shall not diminish or impair the effectiveness of such article, section or provision, it being the intent of the Bankruptcy Court that the NRG Plan be confirmed, and such related agreements be approved in their entirety.

T.	Post-Confirmation Notices and Bar Dates

(a)	Notice of Entry of the Confirmation Order

          57. In accordance with Fed. R. Bankr. P. 2002 and 3020(c), within five business days of the date of entry of this Confirmation Order, the Debtors (or their agents) shall give notice of the entry of this Confirmation Order, in substantially the form of Exhibit B annexed hereto (the “Notice of Confirmation”) by United States mail, first class postage prepaid, by hand, or by overnight courier service to all parties having been served with the Confirmation Hearing Notice; provided, however, that no notice or service of any kind shall be required to be mailed or made upon any person to whom the Debtors mailed a Confirmation Hearing Notice, but received such notice returned marked “undeliverable as addressed,” “moved, left no forwarding address” or “forwarding order expired,” or similar reason, unless the Debtors have been informed in writing by such person, or are otherwise aware, of that person’s new address. To supplement the notice described in the preceding sentence, within fifteen days of the date of this Confirmation Order the Debtors shall publish Notice of Confirmation once each in the national edition of The Wall Street Journal, The Financial Times, The New York Times, and in the Star Tribune (Minneapolis-St. Paul) and the St. Paul Pioneer Press. The Notice of Confirmation shall have the effect of an order of the Bankruptcy Court, shall constitute sufficient notice of the entry of this Confirmation Order to such filing and recording officers, and shall be a recordable instrument notwithstanding any contrary provision of applicable non-bankruptcy law.

          58. Mailing and publication of the Notice of Confirmation in the time and manner set forth in the preceding paragraph are good and sufficient under the particular circumstances and in accordance with the requirements of Fed. R. Bankr. P. 2002 and 3020(c), and no further notice is necessary.

(b)	Bar Date for Requests for Administrative Claims

          59. All requests for administrative expenses pursuant to section 503 of the Bankruptcy Code must be filed with Kurtzman Carson Consultants, the Debtors’ claims agent, within thirty (30) days of the date of the Effective Date. Administrative Claims of Xcel, or any Affiliate of Xcel, are covered by the Xcel Settlement Agreement, and are not subject to this provision.

(c)	Final Fee Applications

          60. Holders of Professional Compensation and Reimbursement Claims shall file their respective final applications for allowances of compensation for services rendered and reimbursement of expenses incurred through the Confirmation Date by no later than the date that is ninety (90) days after the Confirmation Date. The failure to timely file a Fee Application shall result in the Professional Compensation and Reimbursement Claim being forever barred and discharged.

          61. Each Professional Compensation and Reimbursement Claim shall comply with the applicable provisions of the Bankruptcy Code, the Bankruptcy Rules and the Local Bankruptcy Rules, and shall set forth, among other things, in reasonable detail; (i) the name and address of the applicant; (ii) the nature of the Professional Fees and Expenses for which reimbursement is requested for all periods from the date the particular applicant was retained through the Confirmation Date; (iii) the amount of the Professional Compensation and Reimbursement Claim requested; (iv) the amounts of Professional Compensation and Reimbursement Claim previously allowed by the Bankruptcy Court, if any; and (v) the amount or amounts of payments made to date, if any, by the Debtors to reduce such allowed amount.

          62. No applications need be filed for compensation and reimbursement by a professional person for services rendered or expenses incurred on or after the Confirmation Date, and such compensation and reimbursement may be paid by the Debtors in accordance with ordinary business practices and without order of the Bankruptcy Court.

U.	Captions

          63. On the Confirmation Date, the Debtors shall use the caption with respect to the Debtors’ cases, in the form set forth in the NRG Confirmation Support Exhibit.

V.	Non-Material Changes

          64. Without limiting the generality of the foregoing, and without the need for a further order or authorization of this Court, the Debtors, shall be authorized and empowered to make non-material modifications to the exhibits comprising the NRG Plan Supplement as in their reasonable business judgment may be necessary.

W.	Authorization to Consummate

          65. The Debtors are authorized to consummate the NRG Plan, in accordance with the terms thereof, at any time after the entry of this Confirmation Order subject to satisfaction or waiver (by the required parties) of the conditions precedent to effectiveness set forth in Article 12.2 of the NRG Plan.

X.	Final Confirmation Order

          66. This Confirmation Order is a final order and the period in which an appeal must be filed shall commence upon the entry hereof.

Y.	Miscellaneous

          67. Unless otherwise specifically referenced herein, nothing in this Section Y shall affect in any manner the releases, injunctions, or other provisions for the benefit of the Released Parties set forth in Sections 9.2 and 9.3 of the Plan, the Xcel Settlement Agreement, the Separate Bank Release Agreement, and any documents related thereto including paragraphs 37, 38 and the other provisions of this Confirmation Order.

          68. Notwithstanding anything in this Confirmation Order or the Plan, the applicable Debtors’ obligations, if any, to Niagara Mohawk Power Corporation, The Narragansett Electric Company, New England Power Company and Massachusetts Electric Company and/or their affiliates (collectively, the “National Grid Companies”) arising under (a) the Asset Sales Agreement among the National Grid Companies and certain of the Debtors dated December 23, 1998, (b) the Asset Sales Agreement among the National Grid Companies and certain of the Debtors dated April 1, 1999, (c) the Asset Purchase Agreement among the National Grid Companies and certain of the Debtors dated October 13, 1998, and (d) all other contracts or written agreements among the National Grid Companies and the Debtors or any one or more of them (collectively, such agreements as amended from time to time are referred to as the “National Grid Agreements”) shall (i) not be treated as a Claim under the Plan and (ii) survive confirmation of the Plan and not be discharged, released or otherwise affected by operation of this Confirmation Order or the Plan. Likewise, nothing in this Confirmation Order or the Plan shall release or discharge the National Grid Companies or the Debtors from any obligations that either party may have to the other under any of the National Grid Agreements. Except for a Gas Transportation Agreement dated December 1, 1999 and a Parent Guaranty Agreement dated January 13, 1999 (collectively, the “Rejected National Grid Agreements”), all of the National Grid Agreements shall be and hereby are assumed. The intent of this paragraph is to maintain the status quo between the parties. Accordingly, no cure amounts must be paid by the Debtors in connection with the assumption of such National Grid Agreements; provided, however, that any now existing or future breaches or defaults are not waived by the National Grid Companies and such breaches or defaults shall be preserved and cured or otherwise resolved by the parties outside the context of the Plan. The Debtors will not request that the Court estimate the claims of the National Grid Companies because such claims are not being treated under the Plan. All claims for rejection damages and claims otherwise relating to the Rejected National Grid Agreements shall be treated as Claims under the Plan. Nothing in this paragraph shall be construed as reviving any obligations or agreements between the Debtors and the National Grid Companies that have previously terminated or expired.

          69. With respect to the claims of the California Attorney General, the State of California or any of its agencies, units or subdivisions (collectively, the “State of California”) set forth in its timely filed proof of claim (the “California Claims”), the Debtors, to the extent applicable the

Reorganized Debtors, and the State of California, agree that any Allowed California Claims shall not exceed $1,350,000,000 in the aggregate, and that the State of California shall waive any and all rights including those pursuant to section 502(j) of the Bankruptcy Code, to seek that the California Claims be allowed at an amount in excess of $1,350,000,000. The Debtors and to the extent applicable the Reorganized Debtors, reserve all rights to object to the California Claims on any and all grounds, and the State of California waives any requirement that funds be set aside in the Disputed Claims Reserve and all objections to the amount, if any, of funds to be set aside in the Disputed Claims Reserve and the adequacy of the Disputed Claims Reserve pursuant to the terms of the Plan. Nothing set forth herein shall be deemed any admission of liability whatsoever or of any amount whatsoever due and owing to the State of California and shall not be used or relied upon as evidence or otherwise to support or determine the amount, if any, or the existence or validity of, the California Claims asserted by the State of California, other than as an agreed limitation on the aggregate liquidated amount of the Allowed California Claims for purposes of distributions, if any, to be made to the State of California under the Plan.

          70. Notwithstanding anything in the Plan, including without limitation, Articles X, XI and XIV, the Debtors and to the extent applicable, the Reorganized Debtors, waive any objection and affirmatively consent to the liquidation of the California Claims in a non-bankruptcy forum with proper jurisdiction.

          71. Notwithstanding anything contained herein to the contrary, nothing in the NRG Plan or the transactions contemplated by and authorized pursuant to the NRG Plan shall effect a release of any of the Released Parties from any claim of the State of California, against the Released Parties for any conduct instructing NRG or any NRG affiliate to take actions, acting in concert with NRG or any of its affiliates, or acting on behalf of NRG or its affiliates, which actions are or could be subject to the State of California’s investigation of the California Energy Crisis and/or of conduct in the California energy markets (the “California Retained Claims”); nor shall anything in the NRG Plan or the transactions contemplated by and authorized pursuant to the NRG Plan enjoin the State of California from bringing or continuing any claim, suit, action, or other proceeding against any of the Released Parties on account of any such California Retained Claims; nor, with respect to the California Retained Claims, shall anything in the NRG Plan or the transactions contemplated by and authorized pursuant to the NRG Plan, modify, alter, impair, or in any way affect the claims and rights of the State of California as to any person or entity other than the Debtors. Without expanding the scope of the California Retained Claims, but for the avoidance of doubt, the California Retained Claims shall not include any claims against any of the Released Parties that require an allegation that any of the Released Parties are the alter ego of the Debtors, the piercing of the corporate veil, or any claims based solely on the Released Parties corporate relationship with the Debtors. If, however, the Court determines that the release of the Xcel Released Parties shall not be approved, enforced or confirmed, the State of California shall retain all claims against the Xcel Released Parties, irrespective of the provisions of this paragraph.

          72. As provided in Section 4.2 of each of the Indentures, dated as of January 31, 1996, for the 7.625% Senior Notes due 2006, dated as of June 1, 1997, for the 7.50% Senior Notes due 2007, dated as of May 25, 1999 for the 7.50% Senior Notes due 2009, dated as of September 11, 2000 for the 8.250% Senior Notes due 2010, dated as of March 13, 2001, as amended by the First, Second and Third Supplements thereto with respect to the 6.75% Senior Notes due 2006, the 8.625% Senior Notes due 2031, the 7.75% Senior Notes due 2011 and the 6.5% Senior Notes due 2006, and Section 5.2 of each of the Indentures, dated as of November 8, 1999 for the 8.00% Remarketable Or Redeemable Securities due 2013 and dated as of March 20, 2000 for the 8.70% Remarketable Or Redeemable Securities due March 15, 2020, the cash proceeds payable with respect to such Securities shall be paid to the Wilmington Trust Company, as Trustee under each of such Indentures, for the benefit of the Holders of each of such Securities.

          73. Notwithstanding Section 4.9 of the Plan, the NRG Undetermined Guaranties shall not be construed or characterized as “executory contracts.” In addition, to the extent that an NRG Undetermined Guarantee is not reinstated, the holder of such NRG Undetermined Guarantee shall have a contingent Class 5 Claim which shall be treated in accordance with the Plan. Further, because the holder of such NRG Undetermined Guarantee has timely filed a proof of claim in connection with such NRG

Undetermined Guarantee, such holder shall not be required to file an additional proof of claim on account of the NRG Undetermined Guarantee.

          74. Notwithstanding anything contained herein to the contrary, nothing in the NRG Plan or the transactions contemplated by and authorized pursuant to the NRG Plan shall effect a release of any Released Party from any claim of the United States of America or its agencies or subdivisions (the “United States”) against such Released Party for a liability of NRG to the United States where the claim of the United States against such Released Party for such liability is imposed pursuant to the terms of an environmental, tax, or criminal statute or an environmental, tax, or criminal regulation as a result of Xcel’s ownership interest in NRG (the “Retained Claims”); nor shall anything in the NRG Plan enjoin the United States from bringing any claim, suit, action or other proceeding against any Released Party on account of any such Retained Claims; nor shall anything in the NRG Plan modify, alter, impair, or in any way affect the claims and rights of the United States as to any person or entity other than the Debtors with respect to such Retained Claims. Without expanding the scope of the Retained Claims, but for the avoidance of doubt, the Retained Claims shall not include any claims against the Released Parties that require an allegation that any of the Released Parties are the alter ego of NRG or any of its affiliates, the piercing of a corporate veil, or any similar theory.

          75. Notwithstanding any provisions contained in the Disclosure Statement, the Plan, the Xcel Settlement Agreement or this Confirmation Order, WCP (Generation) Holdings, LLC and West Coast Power, LLC or their respective officers and directors acting in their capacity as such, shall not be deemed to be Released Parties as such term is defined in the Plan.

          76. Pursuant to Bankruptcy Rule 3018(a) Dynegy, Inc. and Dynegy Power Corporation (together, “Dynegy”) shall be deemed to have voted to accept the Plan on all Ballots they had submitted by the Voting Deadline, regardless of what Dynegy had previously indicated on such Ballots. In addition, in the event that Dynegy submits revised Ballots to Xcel and the Debtors within ten (10) days of the entry of this Order upon which it makes the Release Election, Dynegy shall be deemed to have timely consented to the release provisions contained in Section 9.3 of the Plan and to have made the

Release Election, as set forth in Item 2 of the Ballot for Accepting or Rejecting the Debtors’ Joint Plan of Reorganization as to Class 5 NRG Unsecured Claims and shall be entitled to their respective Pro Rata Share of the Release-Based Amount.

          77. On the Effective Date, as contemplated by the Order of the Supreme Court of the State of New York dated March 18, 2003, the Debtors shall transfer to and set aside in a separate interest-bearing account (the “Account”) the aggregate amount of $11,604,373.19 which represents alleged charges for electric service supplied to the Debtors by Consolidated Edison Company of New York, Inc. (“Con Edison”) for the period through and including October 31, 2003, and the Debtors shall continue to transfer to and set aside in such Account all amounts invoiced and to be invoiced by Con Edison allegedly for electric service provided to the Debtors by Con Edison that the Debtors hereafter dispute (all of the foregoing amounts are the “Reserve Amount”). All transfers of the Reserve Amount to the Account shall be free and clear of all liens, claims, and encumbrances. The Account shall be used solely for the purpose of reserving the Reserve Amount for Con Edison and for no other purpose. The Account shall not be subject to any lien, claim, or encumbrance, and the Debtors shall not take any action or fail to take any action that would result in the Account being subject to any lien, claim, or encumbrance. The Debtors shall maintain the Reserve Amount in the Account in accordance with the terms of this Order until such time as either (a) the Debtors and Con Edison shall have entered into a written agreement, and a final non-appealable order of the Bankruptcy Court shall have been entered approving such agreement, consensually resolving the Objection of Consolidated Edison Company of New York, Inc. to Purported Cure Amounts, dated November 3, 2003 (the “Con Edison Cure Objection”), or (b) an appropriate judicial or non-judicial forum with jurisdiction shall have resolved in a final, non-appealable order or other final, non-appealable determination any and all disputes in connection with the Con Edison Cure Objection and the claims asserted therein. The Reserve Amount shall be retained and/or distributed either as agreed by the Debtors and Con Edison or as ordered in accordance with the preceding sentence. The Con Edison Cure objection is hereby amended to change the amount set forth in section 10(a) thereof to $11,604,373.19 to reflect amounts for electric service charges through October 31, 2003 and to change the Cure Amount (as defined in the Con Edison Cure Objection) to $30,076,675.44. The Debtors and Con Edison reserve all of their rights regarding the Con Edison Cure Objection and all amounts required to cure outstanding defaults under all executory contracts and unexpired leases between any of the Debtors in these chapter 11 cases and Con Edison, all of which contracts and leases are being assumed by the applicable such Debtor(s).

          78. Nothing in Section 9.3(F) of the Plan shall effect a release in favor of any person other than the Debtors exclusive of the Released Parties with respect to Causes of Action based on willful misconduct, criminal conduct, gross negligence, intentional fraud, breach of fiduciary duty that results in a personal profit at the expense of the Estate, and/or the knowing misuse of confidential information or shall limit the liability of the attorneys and professionals of the Debtors, the Committee, the Bank Group, the Global Steering Committee, the Noteholder Group, any Member of the Bank Group Acting in a Capacity as Administrative Agent, and Xcel to their respective clients pursuant to DR 6-102 of the Code of Professional Responsibility. Nothing in Article IX of the Plan shall limit the liability of the members of the Creditors’ Committee for the knowing misuse of confidential information or ultra vires acts.

          79. Nothing in Section 15.4 of the Plan shall effect a release in favor of any person other than the Debtors with respect to Causes of Action based on willful misconduct, criminal conduct, gross negligence, intentional fraud, breach of fiduciary duty that results in a personal profit at the expense of the Estate, and/or the knowing misuse of confidential information. In addition nothing in Section 15.4. of the Plan shall limit the liability of the attorneys and professionals of the Debtors, the Committee, the Bank Group, the Global Steering Committee, the Noteholder Group, any Member of the Bank Group Acting in a Capacity as Administrative Agent, and Xcel to their respective clients pursuant to DR 6?102 of the Code of Professional Responsibility. Nothing in this paragraph affects in any manner the releases, injunctions, or other provisions for the benefit of the Released Parties set forth in Sections 9.2 and 9.3 of the Plan, the Xcel Settlement Agreement, the Separate Bank Release Agreement, and any documents related thereto including paragraphs 37, 38 and the other provisions of this Confirmation Order. In addition, Nothing in Article IX of the Plan shall limit the liability of the members of the Creditors’ Committee for the knowing misuse of confidential information or ultra vires acts.

          80. All Claims Allowed under the NRG Plan hereby are deemed allowed. Further, signature by Creditors shall not be required to effectuate Plan Documents.

          81. Without prejudice to any other order of this Court approving a settlement, the confirmation of the Plan and this Order is without prejudice to, and with full preservation of rights of parties to appeals of orders of this Court that were pending prior to the date of entry of this Order and prior to the confirmation of the Plan. Any provision in the Plan or this Order to the contrary shall in no way affect such appeals or the appellant’s and/or appellee’s rights under such appeals.

          82. Should, as of the date of payment of the Third Installment (as defined in the Xcel Settlement Agreement), any party covered by (1) that certain Settlement Agreement and Mutual Release among Fortistar Capital, Inc., Fortistar Methane LLC, NRG, and NEO Corporation, or (2) any related settlement agreement, including any settlement agreement involving Minnesota Methane LLC, not be fully bound by the provisions of Section 9.2 and 9.3 of the Plan and the corresponding provisions of this Order, then Xcel shall retain such portion of the Third Installment with respect to such parties as is provided for in the Release-Based Amount Agreement.

          83. In accordance with the statements made on the record at the Confirmation Hearing, the Debtors are authorized to make distributions of additional Cash to creditors holding Allowed Claims in Class 5 in accordance with Section 2.4 of the Plan.

          IT IS SO ORDERED

Dated:	New York, New York
November 24, 2003

HONORABLE PRUDENCE CARTER BEATTY UNITED STATES BANKRUPTCY JUDGE

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